Exhibit 4.1

EXECUTION VERSION

CLOUD PEAK ENERGY RESOURCES LLC,

CLOUD PEAK ENERGY FINANCE CORP., as Issuers,

CLOUD PEAK ENERGY INC., as Parent Guarantor,

THE SUBSIDIARIES NAMED HEREIN, as Subsidiary Guarantors

and

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as Trustee and Collateral Agent

AMENDED AND RESTATED INDENTURE

Dated as of October 17, 2016, as amended on December 17, 2019

12% Second Lien Senior Secured Notes due 2025

CROSS-REFERENCE TABLE1

Trust Indenture Act Section	Indenture Section(s)
310(a)(1) .	7.10
(a)(2)	7.10
(a)(3)	N.A.[2]
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
311 (a)	7.11
(b)	7.11
312(a)	2.08
(b)	13.02
(c)	13.02
313(a)	7.06
(b)(1)	11.09
(b)(2)	7.06; 7.07
(c)	7.06; 13.01
(d)	7.06
314(a)	4.03; 4.17
(b)	11.09
(c)(1)	13.03
(c)(2)	13.03
(c)(3)	N.A.
(d)	11.09
(e)	13.04
(f)	N.A.
315(a)	7.01
(b)	7.05; 13.01
(c)	7.01
(d)	7.01
(e)	6.11
316(a)(last sentence)	2.11
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	9.04
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.07

___________________

1 This Cross-Reference Table is not part of this Indenture.

2 N.A. means not applicable.

 i

Trust Indenture Act Section	Indenture Section(s)
318(a)	13.10
(b)	N.A.
(c)	13.10

TABLE OF CONTENTS

 v

THIS INDENTURE dated as of October 17, 2016 and amended and restated as of December 17, 2019 (the “Indenture”) is among Cloud Peak Energy Resources LLC, a Delaware limited liability company (the “Company”), Cloud Peak Energy Finance Corp., a Delaware corporation (the “Co-issuer” and, together with the Company, the “Issuers”), Cloud Peak Energy Inc., a Delaware corporation (the “Parent Guarantor”), the Subsidiary Guarantors (as defined herein) listed on Schedule A hereto, and WILMINGTON SAVINGS FUND SOCIETY, FSB, a federal savings bank, as Trustee and Collateral Agent (each, as defined below).

RECITALS

On the Issue Date, the Issuers, the Parent Guarantor and Wilmington Trust, National Association, as Trustee and Collateral Agent (in such capacities, the “Predecessor Trustee”) entered into an indenture (the “Original Indenture”) to establish the form and terms, and to provide for the issuance, of second lien senior secured notes designated as 12% Second Lien Senior Secured Notes due 2021 in an aggregate principal amount of $290,366,000 (as amended, replaced, substituted, restated or amended and restated, in each case, in a manner contemplated hereby, the “Initial Notes”). Pursuant to the Confirmation Order, with effect as of the Effective Date, (i) the Original Indenture and the Initial Notes are amended and restated as set forth by the terms hereof, (ii) the Predecessor Trustee is replaced by Wilmington Savings Fund Society, FSB as the Trustee and Collateral Agent and (iii) $41,000,000 in cash, 262,396,000 shares of the Parent Guarantor’s common stock and NTEC Notes in an aggregate principal amount of $40,000,000 are distributed to the Holders and the principal amount of the Initial Notes is reduced to $60,000,000.

The Issuers, the Parent Guarantor and the Subsidiary Guarantors are members of the same consolidated group of companies. The Parent Guarantor and the Subsidiary Guarantors have derived direct and indirect economic benefit from the issuance of the Notes. Accordingly, the Parent Guarantor and each Subsidiary Guarantor has duly authorized the execution and delivery of this Indenture to provide for its full, unconditional and joint and several Guarantee of the Notes to the extent provided in or pursuant to the Indenture.

The Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, that are required to be a part of an indenture qualified under such Act and shall, to the extent applicable, be governed by such provisions.

All things necessary have been done to make the Notes, when executed by the Issuers and authenticated and delivered hereunder and duly issued by the Issuers, the valid obligations of the Issuers, and all things necessary have been done to make the Note Guaranties, when the Notes have been executed by the Issuers and authenticated and delivered hereunder and duly issued by the Issuers, the valid obligations of the Parent Guarantor and the Subsidiary Guarantors.

All things necessary to make this Indenture a valid agreement of each of the Issuers, the Parent Guarantor and the Subsidiary Guarantors, in accordance with its terms, have been done.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

Article I
Definitions and Incorporation By Reference

Section 1.01. Definitions.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, such specified Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and a Person shall be presumed to “control” another Person if (1) the first Person either (a) is the Beneficial Owner, directly or indirectly, of 35% or more of the total voting power of the Voting Stock of such specified Person or (b) (x) is the Beneficial Owner, directly or indirectly, of 10% or more of the total voting power of the Voting Stock of such specified Person and (y) has the right to appoint or nominate, or has an officer or director that is, at least one member of the Board of Directors of such specified Person, or (2) if the specified Person is a limited liability company, the first Person is the managing member. “Controlled” has a meaning correlative thereto.

“After Acquired Property” means any and all assets or property (other than Excluded Collateral) acquired by any Issuer or any Guarantor after the Issue Date that constitutes Collateral.

“Agent” means any Registrar, Paying Agent or Collateral Agent.

“Annual Budget” means for each fiscal year, a budget to be approved by the Board of Directors in advance of such fiscal year, setting forth in reasonable detail the expenses and other disbursements to be made by the Issuers and their Subsidiaries during such fiscal year as the same may be updated from time to time with the approval of the Board of Directors during such fiscal year.

“Asset Purchase Agreement” means the Asset Purchase Agreement, dated as of August 16, 2019, among Navajo Transitional Energy Company, LLC, a limited liability company organized under the laws of the Navajo Nation, the Parent Guarantor, and the subsidiaries of the Parent Guarantor party thereto (as amended from time to time).

“Asset Sale” means any sale, lease, transfer or other disposition of any assets by the Parent Guarantor or any Restricted Subsidiary, including by means of a merger, consolidation or similar transaction and including any sale or issuance of the Equity Interests of any Restricted Subsidiary (each of the above referred to as a “disposition”), provided that the following are not included in the definition of “Asset Sale”.

(1)	a disposition to the Parent Guarantor or a Restricted Subsidiary, including the sale or issuance by the Parent Guarantor or any Restricted Subsidiary of any Equity Interests of any Restricted Subsidiary to the Parent Guarantor or any Restricted Subsidiary;

(2)	[Reserved];

(3)	a transaction covered by clause (a) of Section 5.01; and

(4)	a Permitted Investment.

“Attributable Indebtedness” means, at any date, in respect of Capital Leases of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared in accordance with GAAP.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any federal or state law for the relief of debtors.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d- 5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings. For purposes of this definition, a Person shall be deemed not to Beneficially Own securities that are the subject of a stock purchase agreement, merger agreement, amalgamation agreement, arrangement agreement or similar agreement until consummation of the transactions or, as applicable, series of related transactions contemplated thereby.

“Board of Directors” means:

(1)	with respect to the Company, its board of members or, if the Company does not have a board of members, the board of directors of the Parent Guarantor;

(2)	with respect to the Parent Guarantor, the board of directors of the Parent Guarantor; and

(3)	with respect to any other Person, (a) if the Person is a corporation, the board of directors of the corporation, (b) if the Person is a partnership, the Board of Directors of the general partner of the partnership, and (c) with respect to any other Person, the board or committee or sub-committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease” means, with respect to any Person, any lease of any property which, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding two years from the date of acquisition;

(2)	(a) demand deposits, (b) time deposits and certificates of deposit with maturities of two years or less from the date of acquisition, (c) bankers’ acceptances with maturities not exceeding two years from the date of acquisition, and (d) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof (including any branch of a foreign bank licensed under any such laws) having capital, surplus and undivided profits in excess of $250 million (or the foreign currency equivalent thereof) whose short-term debt is rated A-2 or higher by S&P or P-2 or higher by Moody’s;

(3)	commercial paper maturing within 364 days from the date of acquisition thereof and having, at such date of acquisition, ratings of at least A-1 by S&P or P-1 by Moody’s;

(4)	readily marketable direct obligations issued by any state, commonwealth or territory of the U.S. or any political subdivision thereof, in each case rated at least

A-1 by S&P or P-1 by Moody’s with maturities not exceeding one year from the date of acquisition;

(5)	bonds, debentures, notes or other obligations with maturities not exceeding two years from the date of acquisition issued by any corporation, partnership, limited liability company or similar entity whose long-term unsecured debt has a credit rate of A2 or better by Moody’s and A or better by S&P;

(6)	investment funds at least 95% of the assets of which consist of investments of the type described in clauses (1) through (5) above (determined without regard to the maturity and duration limits for such investments set forth in such clauses, provided that the weighted average maturity of all investments held by any such fund is two years or less);

(7)	fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (1) above and entered into with a financial institution satisfying the criteria described in clause (2) above; and

(8)	in the case of a Foreign Restricted Subsidiary, substantially similar investments, of comparable credit quality, denominated in the currency of any jurisdiction in which such Person conducts business.

“Certificated Note” means a Note in certificated form registered in the name of the Holder thereof and issued in accordance with Article II hereof, in substantially the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Changes in Principal Amount of the Global Note” attached thereto.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the property and assets, other than Excluded Collateral, with respect to which a Lien is granted pursuant to the Security Documents as security for the Obligations under the Indenture, Note Guaranties and the Notes.

“Collateral Agent” means Wilmington Savings Fund Society, FSB, and any successor or replacement collateral agent.

“Commission” or “SEC” means the Securities and Exchange Commission.

“common equity,” when used with respect to a contribution of capital to the Parent Guarantor, means a capital contribution to the Parent Guarantor in a manner that does not constitute Disqualified Equity Interests.

“Common Stock” means Capital Stock not entitled to any preference on dividends or distributions, upon liquidation or otherwise.

“Confirmation Order” means the order of the Bankruptcy Court for the District of Delaware, dated as of December 5, 2019, confirming the joint chapter 11 plan of reorganization of the Issuers and the Guarantors.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Corporate Trust Office” shall be at the address of the Trustee or, when applicable, the Collateral Agent, specified in Section 13.01 hereof or such other address as to which the Trustee or, when applicable, the Collateral Agent, may give notice to the Issuers.

“Debt” means, with respect to any Person, without duplication,

(1)	all indebtedness of such Person for borrowed money;

(2)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (solely to the extent such letters of credit, bankers’ acceptances or other similar instruments have been drawn);

(4)	all obligations of such Person to pay the deferred and unpaid purchase price of property or services provided by third-party service providers which are recorded as liabilities under GAAP, excluding (a) trade payables arising in the ordinary course of business, (b) inter-company payables, (c) working capital-based and other customary post-closing adjustments in acquisition transactions and (d) salary and other employee compensation obligations incurred in the ordinary course;

(5)	the Attributable Indebtedness of such Person in respect of Capital Leases;

(6)	any receivables financings of such Person;

(7)	all Debt of other Persons Guaranteed by such Person to the extent so Guaranteed;

(8)	all Debt of other Persons secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; and

(9)	all obligations of such Person under Hedging Agreements.

The amount of Debt of any Person will be deemed to be:

(a)       with respect to Debt secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the Fair Market Value of such asset on the date the Lien attached and (y) the amount of such Debt;

(b)       with respect to any Debt issued with original issue discount, the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt;

(c)       with respect to any Hedging Agreement, the amount payable (determined after giving effect to all contractually permitted netting) if such Hedging Agreement terminated at that time; and

(d)       otherwise, the outstanding principal amount thereof.

“Debt Service Account” shall mean the account No. 1077652984 maintained with PNC Bank, National Association in the name of the Company.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.06 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Disqualified Equity Interests” means Equity Interests that by their terms (or by the terms of any security into which such Equity Interests are convertible, or for which such Equity Interests are exchangeable, in each case at the option of the holder thereof) or upon the happening of any event

(1)	mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are required to be redeemed or redeemable at the option of the holder for consideration other than Qualified Equity Interests, or

(2)	are convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Debt,

in each case prior to the date that is 91 days after the Stated Maturity of the Notes; provided that Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving Holders thereof the right to require the repurchase or redemption upon an “asset sale” or “change of control” occurring prior to 91 days after the Stated Maturity of the Notes if those provisions specifically state that repurchase or redemption pursuant thereto will not be required prior to the Company’s repayment in full of the Notes.

“Disregarded Domestic Person” means any direct or indirect Domestic Restricted Subsidiary of which substantially all of its assets consist of the equity of one or more direct or indirect Foreign Restricted Subsidiaries.

“Domestic Subsidiary” means any Subsidiary formed under the laws of the United States of America or any jurisdiction thereof.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary formed under the laws of the United States of America or any jurisdiction thereof.

“Effective Date” means the date upon which a notice of effectiveness is filed in connection with the joint chapter 11 plan of reorganization of the Issuers and the Guarantors, which date is December 17, 2019.

“Environment” means soil, land surface or subsurface strata, water, surface waters (including navigable waters, ocean waters within applicable territorial limits, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, water related sediments, air, plant and animal life, and any other environmental medium.

“Environmental Laws” means all laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the Environment, the preservation, restoration or reclamation of natural resources, or the presence, use, storage, discharge, management, release or threatened release of any pollutants, contaminants or hazardous or toxic substances, wastes or material or the effect of the environment on human health and safety.

“Equity Interests” means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Debt convertible into, or exchangeable for, Capital Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means deposit accounts (1) used to fund payroll, employee benefits or tax obligations or (2) in the nature of fiduciary accounts, trust accounts, suspense accounts, escrow accounts, deposit accounts holding only purchase price deposits or other contractual or legal requirements to deposit or reserve money, or deposit accounts holding funds from unaffiliated third parties that are subject to return pursuant to binding agreements with such third parties.

“Excluded Collateral” means:

(1)	motor vehicles or any other property that is covered by a certificate of title, the perfection of a security interest in which is excluded from the Uniform Commercial Code in the relevant jurisdiction;

(2)	Equity Interests in Wyoming Quality Healthcare Coalition;

(3)	capital credits relating to the membership interests of Cordero Mining LLC in the Tri-County Electric Association, Inc., a Wyoming power cooperative; and Powder River Energy Corporation, a Wyoming power cooperative;

(4)	interests in partnerships, joint ventures and non-Wholly Owned Subsidiaries which cannot be pledged without the consent of one or more third parties (other than any Issuer or Guarantor), after giving effect to the Uniform Commercial Code of any applicable jurisdiction and other applicable law;

(5)	Equity Interests in Foreign Restricted Subsidiaries (including any Domestic Subsidiary of a Foreign Subsidiary that is a “controlled foreign corporation”) or Disregarded Domestic Persons other than 66% of each class of the voting Equity Interests and 100% of the non-voting Equity Interests of such first-tier Foreign Restricted Subsidiaries and Disregarded Domestic Persons;

(6)	margin stock;

(7)	all foreign intellectual property;

(8)	any “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law;

(9)	[Reserved];

(10)	any Letter-of-Credit Rights (as such term is defined in the New York Uniform Commercial Code) to the extent any Issuer or Guarantor is required by applicable law to apply the proceeds of a drawing of such letter of credit for a specified purpose;

(11)	properties to the extent that (but only to the extent that, and only for so long as) the grant of a security interest therein is prohibited by any applicable law or regulation, requires a consent, approval, license or authorization not obtained of any governmental authority pursuant to any applicable law or regulation, or is prohibited by, or constitutes a change in control, breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, permit, instrument or other document evidencing or giving rise to such property or, in the case of any investment property (as defined in the New York Uniform Commercial Code), any applicable shareholder or similar agreement, except to the extent that such law or regulation or the term in such contract, license, permit, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, change of control, breach, default or termination or requiring such consent is ineffective under applicable law (including without limitation Sections 9-406, 9-407, 9-408 and 9-409 of the Uniform Commercial Code in any applicable jurisdiction, the Bankruptcy Code and any similar state insolvency laws, or general principles of equity) to prevent the creation or attachment of the security interests granted hereunder;

(12)	[Reserved];

(13)	any Capital Stock and other securities of a Subsidiary of the Parent Guarantor to the extent that the pledge of or grant of any other Lien on such Capital Stock and other securities results in the Parent Guarantor being required to file separate financial statements of such Subsidiary with the Securities and Exchange Commission (or any other governmental authority) pursuant to either Rule 3-10 or

3-16 of Regulation S-X under the Securities Act, or any other law, rule or regulation as in effect from time to time, but only to the extent necessary to not be subject to such requirement; and

(14)	Real Properties other than Material Real Properties.

“Expense Account” shall mean the account No. 1077652087 maintained with PNC Bank, National Association in the name of the Company.

“Expense Account Balance Amount” means, at any time:

(1)	$50,000, plus

(2)	the amount that at such time is budgeted for payments pursuant to Section 7.07 and Section 11.08 hereof and for corporate overhead expenses, taxes (including franchise taxes), trustee fees, expenses (including legal fees and expenses) and disbursements, audit and legal fees and expenses and compliance costs and other disbursements of the Issuers and the Subsidiaries, in each case prior to the end of the then current fiscal year in accordance with the then current Annual Budget.

“Fair Market Value” means, with respect to any property, the price that could be negotiated in an arm’s-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided, (1) if such property has a Fair Market Value equal to or less than $1,000,000, by any officer; or (2) if such property has a Fair Market Value in excess of $1,000,000, by at least a majority of the disinterested members of the Board of Directors of the Parent Guarantor and evidenced by a resolution of the Board of Directors delivered to the Trustee.

“Flood Insurance Laws” means, collectively, (1) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (2) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (3) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (4) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (5) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Flood Structure” means a “building” or “mobile home” (each as defined in the Flood Insurance Laws).

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is not a Domestic Restricted Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Effective Date.

“Global Note” means a Note in global form registered in the name of the Depositary or its nominee and issued in accordance with Article II hereof, in substantially the form of Exhibit A hereto, bearing the Global Note Legend and having the “Schedule of Changes in Principal Amount of the Global Note” attached thereto.

“Global Note Legend” means the legend set forth in Section 2.02, which is required to be placed on all Global Notes issued under the Indenture.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing any Debt or other obligation of any other Person (the “primary obligor”), whether directly or indirectly, and including any written obligation of the guarantor, (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (2) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (3) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” means collectively the Parent Guarantor and the Subsidiary Guarantors.

“Hedging Agreement” means (1) any interest rate swap agreement, interest rate cap agreement, interest rate future agreement, interest rate option agreement, interest rate hedge agreement or other agreement or arrangement designed to protect against or mitigate interest rate risk, (2) any foreign exchange forward contract, currency swap agreement, currency option agreements or other agreement or arrangement designed to protect against or mitigate foreign exchange risk or (3) any commodity or raw material futures contract, commodity hedge agreement, any actual or synthetic forward sale contract or other similar device or instrument or any other agreement designed to protect against or mitigate raw material price risk.

“Hedging Obligations” means, with respect to any Issuer or Guarantor, the obligations of such Issuer or Guarantor under a Hedging Agreement.

“Holder,” “Holder of Notes” or other similar terms means the Person in whose name a Note is registered in the Register (as defined in Section 2.06), provided that, so long as all Notes are issued in the form of one or several Global Notes, (1) all references to actions by or rights of the Holders shall be deemed references to actions taken or rights exercised by the Depositary or its nominee upon instructions from its direct participants; and (2) all references to payments and notices to the Holders shall be deemed references to payments to the Depositary or its nominee, as the registered Holder of the Notes, for distribution to its direct participants in accordance with the Depositary procedures.

“Incur” means, with respect to any Debt or Capital Stock, to incur, create, issue, assume or Guarantee such Debt or Capital Stock. If any Person becomes a Restricted Subsidiary on any date after the date of the Indenture, the Debt and Capital Stock of such Person outstanding on such date will be deemed to have been Incurred by such Person on such date for purposes of Section 4.09, but will not be considered the sale or issuance of Equity Interests for purposes of Section 4.07.

“Interest Payment Date” means May 1 and November 1 with the first Interest Payment Date after the Effective Date being May 1, 2020.

“Investment” means

(1)	any advance, loan or other extension of credit to another Person,

(2)	any capital contribution to another Person, by means of any transfer of cash or other property or in any other form,

(3)	any purchase or acquisition of Equity Interests, bonds, notes or other Debt, or other instruments or securities issued by another Person, including the receipt of any of the above as consideration for the disposition of assets or rendering of services, or

(4)	any Guarantee of any Debt or Disqualified Equity Interests of another Person.

If the Parent Guarantor or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary so that, after giving effect to that sale or disposition, such Person is no longer a Subsidiary of the Parent Guarantor, all remaining Investments of the Parent Guarantor and the Restricted Subsidiaries in such Person shall be deemed to have been made at such time. The acquisition by the Parent Guarantor or any Restricted Subsidiary of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Person or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person on the date of such acquisition.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Issue Date” means October 17, 2016.

“Issuer Order” means a written request or order signed on behalf of each Issuer by an Officer thereof and delivered to the Trustee.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of Denver, Colorado, Dallas, Texas or New York, New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a

Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or Capital Lease).

“Material Real Property” means (1) any Mining Lease and (2) any fee-owned Real Property of the Company or its Restricted Subsidiaries having a net book value in excess of $5,000,000 other than that certain Real Property located in Sequatchie Valley Tennessee; provided that a Flood Structure which is not necessary or integral in order to recover coal from any Mine (such as, for example, storage sheds) shall not constitute Material Real Property unless such Flood Structure has a net book value in excess of $5,000,000.

“Mine” means any excavation or opening into the earth now and hereafter made from which coal is or can be extracted from any of the Real Properties.

“Mining Laws” means any and all applicable federal, state, local and foreign statutes, laws, regulations, legally-binding guidance, ordinances, rules, judgments, orders, decrees or common law causes of action relating to mining operations and activities under the Mineral Leasing Act of 1920, the Federal Coal Leasing Amendments Act or the Surface Mining Control and Reclamation Act, each as amended or its replacement, and their state and local counterparts or equivalents.

“Mining Lease” means a lease, license or other use agreement which provides the Company or any Restricted Subsidiary the real property and water rights, other interests in land, including coal, mining and surface rights, easements, rights of way and options, and rights to timber and natural gas (including coalbed methane and gob gas) necessary or integral in order to recover coal from any Mine. Leases (other than Capital Leases or operating leases of personal property even if such personal property would become fixtures) which provide the Company or any other Restricted Subsidiary the right to construct and operate a conveyor, crusher plant, silo, load out facility, rail spur, shops, offices and related facilities on the surface of the Real Property containing such reserves shall also be deemed a Mining Lease.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgages” means all mortgages, debentures, hypothecs, deeds of trust, deeds to secure Debt and similar documents, instruments and agreements (and all amendments, modifications and supplements thereof) creating, evidencing, perfecting or otherwise establishing the Liens on real estate and other related assets to secure payment of the Notes and the Note Guaranties or any part thereof.

“Note Custodian” means the Trustee, as custodian for the Depositary with respect to the Notes in global form, or any successor entity thereto.

“Note Documents” means the Indenture, the Notes and the Security Documents.

“Note Guaranty” means the Amended and Restated Guarantee of the Notes pursuant to Article X hereof, which may be evidenced by a notation on the Notes substantially in the form attached hereto as Exhibit B.

“Notes” means the Initial Notes and any PIK Notes issued hereunder.

“NTEC Notes” means the notes issued by Navajo Transitional Energy Company, LLC pursuant to the that certain Indenture, dated on October 24, 2019, by and among Navajo Transitional Energy Company, LLC, the subsidiaries named therein, as guarantors, and Wilmington Savings Fund Society, FSB, as Trustee and Collateral Agent as amended, modified, restated, or supplemented from time to time.

“Obligations” means, with respect to any Debt, all obligations (whether in existence on the Effective Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement, expenses, damages and other amounts payable and liabilities with respect to such Debt, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice President of such Person.

“Officer’s Certificate” means a certificate signed on behalf of each of the Company and the Co-issuer by one of its Officers that meets the requirements of Section 13.04 hereof.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, or, when applicable, the Collateral Agent, that meets the requirements of Section 13.04 hereof. The counsel may be an employee of or counsel to the Company, the Parent Guarantor (or any Subsidiary Guarantor, if applicable), or any Subsidiary.

“Parent Guarantor” means Cloud Peak Energy Inc., a Delaware corporation, and its successors.

“Permitted Business” means any of the following, whether domestic or foreign: the mining, production, marketing, sale, trading and transportation (including, without limitation, any business related to terminals) of natural resources including coal, ancillary natural resources and mineral products, exploration of natural resources, the ownership of real property and the entering into and maintenance of royalty agreements, any acquired business activity so long as a material portion of such acquired business was otherwise a Permitted Business, and any business that is ancillary or complementary to the foregoing.

“Permitted Investments” means:

(1)	any Investment in the Parent Guarantor or in a Restricted Subsidiary of the Parent Guarantor;

(2)	any Investment in cash or Cash Equivalents;

(3)	[Reserved];

(4)	[Reserved];

(5)	[Reserved];

(6)	[Reserved];

(7)	(a) receivables owing to the Parent Guarantor or any Restricted Subsidiary if created or acquired in the ordinary course of business, (b) endorsements for collection or deposit in the ordinary course of business, and (c) securities, instruments or other obligations received in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or reorganization of another Person, or in satisfaction of claims or judgments;

(8)	[Reserved];

(9)	to the extent they involve an Investment, payroll, travel and other loans or advances to, or Guarantees issued to support the obligations of, current or former officers, managers, directors, consultants and employees, in each case in the ordinary course of business, not in excess of $50,000 outstanding at any time; and

(10)	[Reserved];

(11)	[Reserved];

(12)	[Reserved];

(13)	[Reserved];

(14)	[Reserved];

(15)	[Reserved]; and

(16)	Investments resulting from pledges and deposits permitted under the definition of “Permitted Liens”.

“Permitted Liens” means

(1)	Liens existing on the Effective Date;

(2)	[Reserved];

(3)	[Reserved];

(4)	[Reserved];

(5)	pledges or deposits under worker’s compensation laws, unemployment insurance and other social security laws or regulations or similar legislation, or to secure liabilities to insurance carriers under insurance arrangements in respect of such obligations;

(6)	Liens imposed by law, such as carriers’, vendors’, warehousemen’s and mechanics’ liens, in each case for sums not yet due or being contested in good faith and by appropriate proceedings and in respect of Taxes and other governmental assessments and charges or claims which are not yet due or which are being contested in good faith and by appropriate proceedings;

(7)	customary Liens in favor of trustees and escrow agents, and netting and setoff rights, banker’s liens and the like in favor of financial institutions and counterparties to financial obligations and instruments;

(8)	Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;

(9)	[Reserved];

(10)	judgment liens so long as no Event of Default then exists as a result thereof, and Liens securing appeal bonds or letters of credit issued in support of or in lieu of appeal bonds;

(11)	Liens incurred in the ordinary course of business securing obligations not securing Debt for borrowed money and not detracting from the value of the properties or their use in the operation of the business of the Parent Guarantor and its Restricted Subsidiaries;

(12)	[Reserved];

(13)	[Reserved];

(14)	Liens on property of a Person at the time such Person becomes a Restricted Subsidiary of the Parent Guarantor, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Parent Guarantor or any Restricted Subsidiary;

(15)	Liens on property at the time the Parent Guarantor or any of the Restricted Subsidiaries acquires such property, including any acquisition by means of a merger or consolidation with or into the Parent Guarantor or a Restricted Subsidiary of such Person, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Parent Guarantor or any Restricted Subsidiary;

(16)	Liens securing Debt or other obligations of the Parent Guarantor or a Restricted Subsidiary to the Company or a Guarantor;

(17)	Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is tax-exempt under the Internal Revenue Code;

(18)	Liens on specific items of inventory, equipment or other goods and proceeds of any Person securing such Person’s obligations in respect thereof or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(19)	[Reserved];

(20)	Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Parent Guarantor or any Restricted Subsidiary on deposit with or in possession of such bank;

(21)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(22)	[Reserved];

(23)	extensions, renewals or replacements of any Lien referred to in clauses (1), (14) or (15) in connection with the refinancing of the obligations secured thereby, provided that (a) such Lien does not extend to any other property (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to after- acquired property clauses to the extent such assets secured (or would have secured) the Debt being refinanced, refunded, extended, renewed or replaced), (b) the aggregate principal amount of Debt secured by such Lien is not increased and (c) such Lien has no greater priority than the Lien being extended, renewed or replaced;

(24)	[Reserved];

(25)	surface use agreements, easements, zoning restrictions, rights of way, encroachments, pipelines, leases (other than Capital Lease Obligations), licenses, special assessments, trackage rights, transmission and transportation lines related to Mining Leases or mineral right or other Real Property including any re- conveyance obligations to a surface owner following mining, royalty payments and other obligations under surface owner purchase or leasehold arrangements necessary to obtain surface disturbance rights to access the subsurface coal deposits and similar encumbrances on Real Property imposed by law or arising in the ordinary course of business that do not secure any monetary obligation and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent Guarantor or any Subsidiary;

(26)	pledges, deposits or non-exclusive licenses to use intellectual property rights of the Parent Guarantor or its Subsidiaries to secure the performance of bids, tenders, trade contracts, leases, public or statutory obligations, surety and appeal bonds, reclamation bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; and

(27)	Production Payments, royalties, dedication of reserves under supply agreements, Liens in connection with any Mining Leases, or similar rights or interests granted, taken subject to, or otherwise imposed on properties consistent with normal practices in the mining industry and any precautionary Uniform Commercial Code financing statement filings in respect of leases (and not any Debt) entered into in the ordinary course of business.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” means, with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Capital Stock of such Person.

“Production Payments” means with respect to any Person, all production payment obligations and other similar obligations with respect to coal and other natural resources of such Person that are recorded as a liability or deferred revenue on the financial statements of such Person in accordance with GAAP.

“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.

“Real Property” shall mean, collectively, all right, title and interest of the Parent Guarantor or any Subsidiary (including any leasehold or mineral estate) in and to any and all parcels of real property owned or operated by the Parent Guarantor or any Subsidiary, whether by lease, license or other use agreement, including but not limited to, coal leases and surface use agreements, together with, in each case, all improvements and appurtenant fixtures (including all conveyors, preparation plants or other coal processing facilities, silos, shops and load out and other transportation facilities), easements and other property and rights incidental to the ownership, lease or operation thereof, including but not limited to, access rights, water rights and extraction rights for minerals.

“Responsible Officer,” when used with respect to the Trustee, means the officer in the Corporate Trust Office of the Trustee having direct responsibility for administration of the Indenture and when used with respect to the Collateral Agent, means the officer in the Corporate Trust Office of the Collateral Agent having direct responsibility for administration of the Security Documents.

“Restricted Subsidiary” means any Subsidiary of a Person. Unless otherwise specified, “Restricted Subsidiary” means a Restricted Subsidiary of the Parent Guarantor. For the

avoidance of doubt, each of the Company and the Co-issuer shall constitute a Restricted Subsidiary.

“Retained Real Estate” means the real property and any improvements located thereon that comprise “Excluded Assets” as set forth in the Asset Purchase Agreement.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., and its successors.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Obligations” has the meaning set forth in Section 11.01(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the security agreement dated as of the Effective Date among the Collateral Agent, the Issuers and the Guarantors granting, among other things, a Lien on the Collateral subject to Permitted Liens, in each case in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders, as confirmed pursuant to the Confirmation Order and as further amended, modified, restated, supplemented or replaced from time to time in accordance with its terms.

“Security Documents” means the Security Agreement, any Mortgages, and all of the security agreements, pledges, collateral assignments, mortgages, deeds of trust, trust deeds or other instruments evidencing or creating or purporting to create any security interests in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders, in all or any portion of the Collateral, as amended, modified, restated, supplemented or replaced from time to time.

“Significant Restricted Subsidiary” means (1) the Co-issuer and (2) any Restricted Subsidiary, or group of Restricted Subsidiaries, that would, taken together, be a “significant subsidiary” as defined in Article I, Rule 1-02 (w)(1) or (2) of Regulation S-X promulgated under the Securities Act, as such regulation is in effect on the date of the Indenture.

“Stated Maturity” means (1) with respect to any Debt, the date specified as the fixed date on which the final installment of principal of such Debt is due and payable or (2) with respect to any scheduled installment of principal of or interest on any Debt, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Debt, not including any contingent obligation to repay, redeem or repurchase prior to the regularly scheduled date for payment.

“Subordinated Debt” means any Debt of an Issuer or any Guarantor which is subordinated in right of payment to the Notes or the Note Guaranty, as applicable, pursuant to a written agreement to that effect.

“Subsidiary” means with respect to any Person, any corporation, association, limited liability company or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such Person and one or more Subsidiaries of such Person (or a combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Parent Guarantor.

“Subsidiary Guarantor” means (1) each Domestic Restricted Subsidiary of the Company in existence on the Effective Date (other than the Co-issuer), (2) each Restricted Subsidiary of the Parent Guarantor that executes a supplemental indenture in the form of Exhibit C hereto, and (3) any successor obligor under its Note Guaranty, in each case unless and until such Subsidiary Guarantor is released from its Note Guaranty pursuant to the Indenture.

“Taxes” means any present or future tax, levy, import, duty, charge, deduction, withholding, assessment or fee of any nature (including interest, penalties, and additions thereto) that is imposed by any Governmental Authority or other taxing authority.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb), as in effect on the Effective Date and, to the extent required by law, as amended.

“Trustee” initially means Wilmington Savings Fund Society, FSB, and any other Person or Persons appointed as such from time to time pursuant to the Indenture, and, subject to the provisions of Article VII, includes its or their successors and assigns.

“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agency or instrumentality thereof; provided that the full faith and credit of the United States of America is pledged in support thereof.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Restricted Subsidiary, a Restricted Subsidiary all of the outstanding Capital Stock of which (other than any director’s qualifying shares) is owned by the Parent Guarantor and one or more Wholly Owned Restricted Subsidiaries (or a combination thereof).

Section 1.02. Other Definitions.

Term	Defined in Section
Covenant Defeasance	8.03
Discharge	12.01(d)
DTC	2.06
Event of Default	6.01
Indenture	Preamble
Initial Notes	Recitals
Issuers	Preamble
Legal Defeasance	8.02
Notes	Recitals

Paying Agent	2.06
Permitted Debt	4.09(b)
PIK Note	2.19(c)
PIK Interest	2.19(c)
PIK Payment	2.19(c)
Original Indenture	Recitals
Predecessor Trustee	Recitals
Register	2.06
Registrar	2.06
Regular Record Date	2.03
Related Party Transaction	4.12(a)
Restricted Investment	4.08
Restricted Payments	4.08(a)
Surviving Company	5.01(a)

Section 1.03. Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of the Indenture.

The following TIA term used in this Indenture has the following meaning:

“obligor” on the Notes means the Company, the Co-issuer, the Parent Guarantor or any Subsidiary Guarantor and any successor obligor upon the Notes.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04. Rules of Construction. Unless the context otherwise requires:

(a)       a term has the meaning assigned to it;

(b)       an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)       “or” is not exclusive;

(d)       words in the singular include the plural, and in the plural include the singular;

(e)       provisions apply to successive events and transactions;

(f)       references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time;

(g)       unless the context otherwise requires, any reference to an “Article” or a “Section” refers to an Article or a Section, as the case may be, of this Indenture;

(h)       the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision; and

(i)       when used to express an obligation or command, the words “will” and “shall” have the same meanings.

Article II
The Notes

Section 2.01. Forms Generally. The Notes and the Trustee’s certificate of authentication shall be in substantially the form set forth in Exhibit A hereto, and the notations of Guarantee shall be in substantially the form set forth in Exhibit B hereto. The Notes may have such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or Depositary therefor or as may, consistently herewith, be determined by the Officers executing such Notes as evidenced by their execution thereof.

The terms and provisions contained in the Notes (including the notations of Note Guaranties) shall constitute, and are hereby expressly made, a part of the Indenture, and the Issuers, the Parent Guarantor, the Subsidiary Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Certificated Notes shall be printed, lithographed or engraved on steel engraved borders or may be produced in any other manner, all as determined by the Officers executing such Notes, as evidenced by their execution of such Notes.

The Initial Notes shall be issued initially in the form of a Global Note, which shall be deposited with the Trustee, as Note Custodian. The aggregate principal amount of any Global Note may from time to time be increased or decreased by adjustments made on the schedule attached to such Global Note or on other records of the Trustee, acting as Note Custodian.

Section 2.02. Form of Legend for Global Notes. Every Global Note authenticated and delivered under the Indenture shall bear the Global Note Legend in substantially the following form:

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Section 2.03. Title and Terms. The Notes (as amended after giving effect to the Confirmation Order) shall be titled the “12% Second Lien Senior Secured Notes due 2025.” The Trustee shall authenticate the Notes (as amended after giving effect to the Confirmation Order) to be authenticated and delivered under this Indenture on the Effective Date in an aggregate principal amount equal to $60,000,000, upon delivery of an Issuer Order.

The Notes will mature on May 1, 2025. Interest on the Notes will accrue at the rate of 12% per annum and will be payable semiannually, subject to Section 2.19, in cash on each Interest Payment Date to the Persons who are registered Holders of Notes at the close of business on the April 15 and October 15 (the “Regular Record Date”) immediately preceding the applicable Interest Payment Date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance to but excluding the actual Interest Payment Date. If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue as a result of such delayed payment.

The Notes shall be redeemable as provided in Section 2.19 and Article III and subject to Legal Defeasance and Covenant Defeasance as provided in Article VIII. The Notes shall have such other terms as are indicated in Exhibit A.

Section 2.04. Denominations. The Notes shall be issuable only in fully registered form without coupons and only in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof, subject to the payment of PIK Interest and the issuance of PIK Notes. PIK Notes may be issued and PIK Interest will be paid in denominations of $1.00 and integral multiples of $1.00 in excess thereof.

Section 2.05. Execution and Authentication. One Officer of the Company and one Officer of the Co-issuer shall sign the Notes for the Company and the Co-issuer, respectively, by manual or facsimile signature. If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee. Such signature shall be conclusive evidence that the Note has been authenticated under the Indenture.

The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is unlimited. Any PIK Notes will be secured, equally and ratably, with all other Notes and shall be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase.

Each Note shall be dated the date of its authentication.

No Note shall be entitled to any benefit under the Indenture or be valid or obligatory for any purpose unless there appears on such Note a certificate of authentication substantially in the form provided for in Exhibit B signed manually in the name of the Trustee by an authorized signatory, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder. Notwithstanding the foregoing, if any Note shall have been authenticated and delivered hereunder but never issued and sold by the Issuers, and the Issuers shall deliver such Note to the Trustee for cancellation as provided in Section 2.15, for all purposes of the Indenture such Note shall be deemed never to have been authenticated and delivered hereunder and shall never be entitled to the benefits of the Indenture.

Section 2.06. Registration, Registration of Transfer and Exchange. The Issuers, the Parent Guarantor and the Subsidiary Guarantors shall maintain in the contiguous United States a registrar with an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and a paying agent with an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register (the “Register”) of the Notes and of their transfer and exchange. The Issuers may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuers may change any Paying Agent or Registrar without prior notice to any Holder. The Issuers shall notify the Trustee in writing of the name and address of any Agent not a party to the Indenture. If the Issuers fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Parent Guarantor or a Subsidiary may act as Paying Agent or Registrar.

The Issuers initially appoint The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuers initially appoint the Trustee to act as the Registrar and Paying Agent and to act as Note Custodian with respect to the Global Notes at the Corporate Trust Office of the Trustee.

Upon surrender for registration of transfer of any Note at the office of the Registrar, the Issuers shall execute and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes, of any authorized denominations and of like tenor and aggregate principal amount.

All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuers evidencing the same debt, and entitled to the same benefits under the Indenture, as the Notes surrendered upon such registration of transfer or exchange.

Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuers or the Trustee) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Issuers and the Registrar duly executed, by the Holder thereof or its attorney duly authorized in writing.

No service charge shall be made for any registration of transfer or exchange of any Notes, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge that may be imposed by law or the Indenture in connection with any registration of transfer or exchange of any Notes.

If the Notes are to be redeemed in part, the Issuers shall not be required (A) to issue, register the transfer of or exchange any Notes during a period of 15 days before a selection of Notes for redemption under Section 3.02, or (B) to register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part. Further, the Issuers shall not be required to register the transfer of or exchange any Notes after a record date and on or before the next succeeding Interest Payment Date.

The provisions of clauses (a) through (d) below shall apply only to Global Notes:

(a)       Each Global Note authenticated under the Indenture shall be registered in the name of the Depositary designated for such Global Note or a nominee thereof and delivered to such Depositary or a nominee thereof or custodian therefor, and each such Global Note shall constitute a single Note for all purposes of the Indenture.

(b)       Notwithstanding any other provision in the Indenture, no Global Note may be exchanged in whole or in part for Notes registered, and no transfer of a Global Note in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Note or a nominee thereof, unless (i) such Depositary (A) has notified the Issuers that it is no longer willing or able to discharge its responsibilities properly as Depositary for such Global Note or (B) has ceased to be a clearing agency registered under the Exchange Act, and in either case the Issuers have not appointed a qualified successor within 90 days, (ii) an Event of Default has occurred and is continuing and the Depositary has notified the Issuers and the Trustee of its desire to exchange such Global Note for Certificated Notes or (iii) subject to the Depositary’s rules, the Issuers, at their option, have elected to terminate the book-entry system through the Depositary.

(c)       Subject to clause (b) above, any exchange of a Global Note for other Notes may be made in whole or in part, and all Notes issued in exchange for a Global Note or any portion thereof shall be registered in such names as the Depositary for such Global Note shall direct.

(d)       Every Note authenticated and delivered upon registration of transfer of, or in exchange for or in lieu of, a Global Note or any portion thereof, whether pursuant to this Section or otherwise, shall be authenticated and delivered in the form of, and shall be, a Global Note, unless such Note is registered in the name of a Person other than the Depositary for such Global Note or a nominee thereof.

Section 2.07. Paying Agent to Hold Money in Trust. The Issuers shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest, on the Notes, and will notify the Trustee of any default by the Company, the Co-issuer, the Parent Guarantor or the Subsidiary Guarantors in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Parent Guarantor or a Subsidiary) shall have no further liability for the money. If the Parent Guarantor or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company or the Parent Guarantor, the Trustee shall serve as Paying Agent for the Notes.

Section 2.08. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, the Issuers shall furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Issuers shall otherwise comply with TIA Section 312(a).

Section 2.09. Mutilated, Destroyed, Lost and Stolen Notes. If any mutilated Note is surrendered to the Trustee or either of the Issuers and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuers shall issue and the Trustee, upon receipt of an Issuer Order, shall authenticate a replacement Note (accompanied by a notation of the Note Guaranties duly endorsed by the Parent Guarantor and the Subsidiary Guarantors) if the Trustee’s requirements are met. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee to protect the Trustee and in the judgment of the Issuers to protect the Issuers, the Parent Guarantor, the Subsidiary Guarantors, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuers may charge for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuers, the Parent Guarantor and the Subsidiary Guarantors and shall be entitled to all of the benefits of the Indenture equally and proportionately with all other Notes duly issued hereunder. The provisions of this Section 2.09 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement of mutilated, destroyed, lost or stolen Notes.

Section 2.10. Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interests in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section as not outstanding. Except as set forth in Section 2.11 hereof, a Note does not cease to be outstanding because an Issuer or an Affiliate of an Issuer holds the Note.

If a Note is replaced pursuant to Section 2.09 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than an Issuer, the Parent Guarantor or a Subsidiary or an Affiliate of an Issuer) holds, on a redemption date or other maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.11. Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by an Issuer, by the Parent Guarantor, by any Subsidiary Guarantor or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with an Issuer, the Parent Guarantor or any Subsidiary Guarantor, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded.

Section 2.12. Payment of Interest; Interest Rights Preserved. If a Holder has given wire transfer instructions to the Issuers, the Issuers will make all payments of principal of, premium, if any, and interest on the Notes in accordance with those instructions or, if no instructions are given, by check mailed to such Holder at its registered address as it appears in the Registrar. All other payments in respect of the Notes shall be made at the office or agency of the Paying Agent in the contiguous United States; provided that the Issuers may, at their option, make such payments by check mailed to the Holders at their registered address as it appears in the Register.

The Company shall pay principal of, premium, if any, and interest on the Global Notes registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered Holder of such Global Notes.

Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name that Note is registered at the close of business on the Regular Record Date for such interest.

If any of the Company, the Co-issuer, the Parent Guarantor or any Subsidiary Guarantor defaults in a payment of interest on the Notes, it or they (to the extent of their obligations under the Note Guaranties) shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 2.03 hereof. The Issuers shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note, the special record date and the date of the proposed payment. The Issuers shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuers (or, upon the written request of the Issuers made at least 3 Business Days prior to the date on which such notice is to be sent, the Trustee in the name and at the expense of the Issuers) shall send or cause to be sent to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid. The Trustee will have no duty whatsoever to determine whether any defaulted interest is payable or the amount thereof.

Subject to the foregoing provisions of this Section, each Note delivered under the Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13. Persons Deemed Owners. Prior to due presentment of a Note for registration of transfer, the Issuers, the Parent Guarantor, the Subsidiary Guarantors, the Trustee and any agent of the Issuers or the Trustee may treat the Person in whose name such Note is registered as the owner of such Note for the purpose of receiving payment of principal of, and any premium and (subject to Section 3.07) any interest on, such Note and for all other purposes whatsoever, whether or not such Note be overdue, and none of the Issuers, the Parent Guarantor, the Subsidiary Guarantors, the Trustee nor any of their respective agents shall be affected by notice to the contrary. Without limiting the generality of the foregoing, a Holder, including the Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and the Depositary that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

Section 2.14. Temporary Notes. Until Certificated Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Issuer Order, shall authenticate temporary Notes (accompanied by a notation of the Note Guaranties duly endorsed by the Parent Guarantor and the Subsidiary Guarantors). Temporary Notes shall be substantially in the form of Certificated Notes but may have variations that the Issuers consider appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuers shall prepare and the Trustee, upon receipt of an Issuer Order, shall authenticate Certificated Notes (accompanied by a notation of the Note Guaranties duly endorsed by the Parent Guarantor and the Subsidiary Guarantors) in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of the Indenture.

Section 2.15. Cancellation. Either of the Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee, upon receipt of an Issuer Order, and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall treat such canceled Notes in accordance with its documents retention policies. The Issuers may not issue new Notes to replace Notes that have been paid or that have been delivered to the Trustee for cancellation.

Section 2.16. Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

Section 2.17. Global Securities. Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

Section 2.18. CUSIP Numbers. The Issuers in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if they do so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee in writing of any change in the “CUSIP” numbers.

Section 2.19. Issuer Accounts/PIK Payment.

(a)       The Issuers shall establish, prior to the Effective Date, and maintain at all times the Expense Account and the Debt Service Account.

(b)       All cash receipts (including any return or release of any cash collateral or restricted cash becoming unrestricted) of any of the Issuers, the Parent Guarantor or any Subsidiary of any Issuer shall immediately be deposited (or the Issuers, the Parent Guarantor or any Subsidiary shall immediately cause such receipts to be deposited):

(i)       First, in the Expense Account, until the aggregate balance in such Expense Account is equal to the Expense Account Balance Amount, and

(ii)       Second, in the Debt Service Account.

(c)       If on any Interest Payment Date, the amount standing to the credit of the Company in the Debt Service Account is insufficient to pay all interest due on such Interest Payment Date in cash, interest shall be paid (“PIK Interest”) by increasing the principal amount of the outstanding Notes or by issuing additional Notes (in each case rounded up to the nearest $1.00) under this Indenture, with any such additional Notes (“PIK Notes”) issued having the same terms and conditions as the Notes (in each case, a “PIK Payment”). At least five (5) Business Days prior to any Interest Payment Date, the Company shall provide the Trustee with written notice as to the amount of interest to be paid in cash and the amount of interest to be paid as PIK Interest on such Interest Payment Date. Such PIK Interest shall be payable (x) with respect to Notes represented by one or more Global Notes registered in the name of, or held by, DTC or its nominee on the relevant record date, by increasing the principal amount of the outstanding Global Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest $1.00) and (y) with respect to Notes represented by certificated notes, by issuing Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable period (rounded up to the nearest $1.00), and the Trustee, upon receipt of an Issuer Order, will authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the register of Holders. Following an increase in the principal amount of the outstanding Global

Notes as a result of a PIK Payment, the Global Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable Interest Payment Date and will bear interest from and after such date. All PIK Notes will be governed by, and subject to the terms, provisions and conditions of, this Indenture and shall have the same rights and benefits as the Notes as in effect on the Effective Date. Any certificated Notes will be issued with the description PIK on the face of such Note, and references to the “principal amount” of the Notes shall include any increase in the principal amount of the outstanding Notes as a result of any PIK Payment. The calculation of PIK Interest shall be made by the Trustee.

(d)       If 30 Business Days prior to any Interest Payment Date the amount standing to the credit of the Company in the Debt Service Account is sufficient to pay in cash all interest due on such Interest Payment Date, and after deducting any interest payment on the Notes due on such Interest Payment Date the aggregate accumulated balance in the Debt Service Account equals or exceeds $250,000 (the “Accumulated Debt Service Account Balance”), the Company shall give on such date 30 Business Days prior to such Interest Payment Date unconditional notice of a mandatory redemption of Notes pursuant to Section 3.03 (with a redemption date as of such Interest Payment Date) having an aggregate principal amount (including any PIK Interest) equal to 100% of the Accumulated Debt Service Account Balance on such Interest Payment Date less the amount of interest due on such Interest Payment Date in respect of the immediately preceding interest period, rounded down to the nearest $1.00.

(e)       The redemption price for the Notes redeemed pursuant to Section 2.19(c) will be 100% of the principal amount (including any PIK Interest) of the Notes redeemed, plus accrued but unpaid interest to but excluding the redemption date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date).

(f)       Any redemption pursuant to this 2.19 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Article III
Redemption and Prepayment of Notes

Section 3.01. Notices to Trustee. If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof or are required to redeem Notes pursuant to Section 2.19(d), they shall furnish to the Trustee, no later than the date of giving notice of the redemption pursuant to Section 3.03 or Section 2.19(d), an Officer’s Certificate setting forth (a) the paragraph of the Notes or Section of this Indenture pursuant to which the redemption shall occur, (b) the redemption date, (c) the principal amount of Notes to be redeemed, (d) the redemption price and (e) whether the Issuers request the Trustee to give notice of such redemption. Any such notice may be cancelled at any time prior to the mailing of notice of such redemption to any Holder and shall thereby be void and of no effect.

Section 3.02. Selection of Notes to Be Redeemed. If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(a)       if the Notes are listed for trading on a national securities exchange and a Responsible Officer of the Trustee actually knows of such listing, in compliance with the requirements of the principal national securities exchange on which the Notes are so listed; or

(b)       if the Notes are not so listed or there are no such requirements, on a pro rata basis (or, in the case of Global Notes, the Trustee will select Notes for redemption in accordance with Depositary’s applicable procedures).

Notes and portions of Notes selected shall be in amounts of $1.00 or multiples of $1.00 in excess thereof (and, if PIK Interest has been paid, in minimum denominations of $1.00 or an integral multiple of $1.00 in excess thereof); no Notes of $1.00 or less shall be redeemed in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not $1.00 or a multiple of $1.00 in excess thereof, shall be redeemed or purchased. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note.

Section 3.03. Notice of Redemption. At least 15 days but not more than 60 days before a redemption date (or, in the case of a redemption pursuant to Section 2.19, 30 Business Days before the redemption date), the Issuers shall give or cause to be given, by first class mail (or electronically in the case of Global Notes), a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be given more than 60 days prior to a redemption date if the notice is issued in connection with a Legal Defeasance, Covenant Defeasance or Discharge.

The notice shall identify the Notes to be redeemed (including CUSIP numbers) and shall state:

(a)       the redemption date;

(b)       the redemption price (if then determined and otherwise the basis for its determination);

(c)       if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d)       the name and address of the Paying Agent;

(e)       that Notes called for redemption (other than a Global Note) must be surrendered to the Paying Agent to collect the redemption price;

(f)       that, unless the Issuers default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g)       the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h)       any conditions to redemption; and

(i)       that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

If any of the Notes to be redeemed is in the form of a Global Note, then the Issuers shall modify such notice to the extent necessary to accord with the applicable procedures of the Depositary applicable to redemption.

At the Issuers’ request, the Trustee shall give the notice of redemption in the Issuers’ names and at their expense; provided, however, that the Issuers shall have delivered to the Trustee, as provided in Section 3.01, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04. Effect of Notice of Redemption. Once notice of redemption is given in accordance with Section 3.03 hereof, Notes called for redemption without a condition become irrevocably due and payable on the redemption date at the redemption price.

Notice of any optional redemption of the Notes may, at the Issuers’ discretion, be given prior to a transaction or event specified in this Indenture (including Section 3.07) and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related transaction or event, as the case may be. The Issuers may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.

If an optional redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuers’ discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed, or such notice may be rescinded at any time in the Issuers’ discretion if in the good faith judgment of the Issuers any or all of such conditions will not be satisfied. The Issuer will provide the Trustee with notice of the satisfaction or waiver of such conditions, the delay of such redemption or the rescission of such notice of redemption in the same manner that the related notice of redemption was given to the Trustee, and the Trustee will send a copy of such notice to the Holders in the same manner that the related notice of redemption was given to such Holders.

Section 3.05. Deposit of Redemption Price. Not later than 11:00 a.m., New York City time, on the redemption date, the Issuers shall deposit with the Trustee or with the Paying Agent (or, if the Parent Guarantor or a Subsidiary thereof is acting as its own Paying Agent, segregate and hold in trust as provided in Section 2.07 hereof) money sufficient to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed.

If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed after a Regular Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to, but excluding the redemption date, shall be paid to the Person in whose name such Note was registered at the close of business on such Regular Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 2.03 hereof.

Section 3.06. Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Issuers shall issue and, upon receipt of an Issuer Order, the Trustee shall authenticate for the Holder at the expense of the Issuers a new Note (accompanied by a notation of the Note Guaranties duly endorsed by the Parent Guarantor and the Subsidiary Guarantors) equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07. Optional Redemption. The Issuers may redeem all or, from time to time, a part of the Notes, at a redemption price equal to 100% of the principal amount of such Notes (including PIK Interest) plus accrued and unpaid interest to, but excluding, the redemption date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date).

Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08. Mandatory Redemption. Except for any mandatory redemptions required to be made pursuant to Section 2.19 hereof, the Issuers shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

Article IV
COVENANTS

Section 4.01. Payment of Notes. Subject to Section 2.19, the Issuers shall duly and punctually pay or cause to be paid the principal of, and premium, if any, and interest on the Notes at the respective times and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than an Issuer, the Parent Guarantor or any Subsidiary Guarantor thereof, holds as of 11:00 a.m., New York City Time, on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

Each Issuer shall pay interest on overdue principal or premium, if any, at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Section 4.02. Maintenance of Office or Agency. The Company shall maintain in the United States (in or outside such place of payment) an office or agency where the Notes may be surrendered for transfer or exchange and where notices and demands to or upon the Company in respect of the Notes and the Indenture may be served. Initially, such office or agency shall be the Corporate Trust Office of the Trustee, except that the office or agency where such notices and demands to or upon the Company may be served shall be the office of the Trustee indicated in Section 13.01 hereof. The Company will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all presentations, surrenders, notices and demands; provided that the Corporate Trust Office of the Trustee shall not be an office or agency of the Company for the purpose of service of legal process against the Company, the Co-Issuer or any Guarantor.

The Company may also from time to time designate different or additional offices or agencies to be maintained for such purposes (in or outside such place of payment), and may from time to time rescind any such designation; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligations described in the preceding paragraph. The Company shall give prompt written notice to the Trustee of any such additional designation or rescission of designation and any change in the location of any such different or additional office or agency.

Section 4.03. Compliance Certificate. (a) The Issuers shall, so long as any of the Notes are outstanding, deliver to the Trustee, within 120 days after the end of each fiscal year of the Company ending after December 31, 2019, an Officer’s Certificate stating that a review of the activities of the Parent Guarantor and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers of the Issuers with a view to determining whether each obligor on such Notes has kept, observed, performed and fulfilled its obligations under the Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his knowledge each obligor on such Notes has kept, observed, performed and fulfilled each and every covenant contained in the Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions hereof, without regard to any grace period or requirement of notice required by the Indenture (or, if a Default or Event of Default has occurred and is continuing, describing all such Defaults or Events of Default of which such Officer may have knowledge and what action the Company is taking or proposes to take with respect thereto).

(a)       The Issuers shall, so long as any of the Notes are outstanding, deliver to the Trustee within 30 days after either Issuer becomes aware of the occurrence of a Default, a written notice setting forth the details of the Default, and (unless such Default has already been cured) the action which such Issuer proposes to take with respect thereto.

Section 4.04. Taxes. So long as any of the Notes are outstanding, the Parent Guarantor shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all taxes, assessments and governmental charges levied or imposed upon the Parent Guarantor or any of its Subsidiaries or upon the income, profits or property of the Parent Guarantor or any of its Subsidiaries, if failure to pay or discharge the same could reasonably be expected to have a material adverse effect on the ability of the Issuers or any other obligor on the Notes to perform its obligations hereunder and (b) all lawful claims for labor, materials and supplies which, if unpaid, would by law become a Lien upon the property of the Parent Guarantor or any of its Subsidiaries, except for any Lien permitted to be incurred under the terms of the Indenture, if failure to pay or discharge the same could reasonably be expected to have a material adverse effect on the ability of the Parent Guarantor or any other obligor on the Notes to perform its obligations hereunder; provided, however, that the Parent Guarantor shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Section 4.05. Stay, Extension and Usury Laws. Each of the Issuers, the Parent Guarantor and the Subsidiary Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of the Indenture; and each of the Issuers, the Parent Guarantor and the Subsidiary Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee or the Collateral Agent, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.06. Sale of Equity Interests. The Parent Guarantor shall not sell, and shall not permit the sale, of any Equity Interests in the Parent Guarantor or any Restricted Subsidiary except for any sale of all of the Equity Interests of a Restricted Subsidiary in compliance with Section 4.09.

Section 4.07. Asset Sales. The Parent Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Sale unless the following conditions are met:

(i)       The Asset Sale is for at least Fair Market Value (measured at the time of contractually agreeing to such Asset Sale).

(ii)       100% of the aggregate consideration received by the Parent Guarantor or its Restricted Subsidiaries for such Asset Sale and all other Asset Sales since the Effective Date consists of cash and all of the proceeds of such Asset Sales are immediately deposited in the Expense Account and the Debt Service Account pursuant to Section 2.19.

Section 4.08. Restricted Payments. (a) The Parent Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)       declare or pay any dividend or make any distribution on its Equity Interests (other than dividends or distributions paid in the Parent Guarantor’s Qualified Equity Interests) held by Persons other than the Parent Guarantor or any of its Restricted Subsidiaries;

(ii)       purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Parent Guarantor held by Persons other than the Parent Guarantor or any of its Restricted Subsidiaries;

(iii)       repay, redeem, repurchase, defease or otherwise acquire or retire for value, or make any payment on or with respect to, any Subordinated Debt; or

(iv)       make any Investment other than a Permitted Investment (a “Restricted Investment”)

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”).

Section 4.09. Incurrence of Debt and Issuance of Disqualified Equity Interests. (a) The Parent Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Debt or Disqualified Equity Interests, and shall not permit any of its Restricted Subsidiaries to Incur any Preferred Stock.

(b)       Notwithstanding the prohibitions of Section 4.09(a), the Parent Guarantor and, to the extent provided below, any Restricted Subsidiary may Incur any of the following items of Debt or Disqualified Equity Interests (collectively, “Permitted Debt”):

(i)       the incurrence by the Issuers and any Guarantor of Indebtedness represented by the Notes (including any increase in the principal amount of outstanding Notes as a result of the payment of PIK Interest or any issuance of PIK Notes as a result of the payment of PIK Interest on such Notes);

(ii)       Debt of the Parent Guarantor or any Restricted Subsidiary owed to the Parent Guarantor or any Restricted Subsidiary so long as such Debt continues to be owed to the Parent Guarantor or a Restricted Subsidiary and which, if the obligor is an Issuer or a Guarantor and if the Debt is owed to a Restricted Subsidiary that is neither an Issuer nor a Guarantor, is subordinated in right of payment to the Notes;

(iii)       [Reserved];

(iv)       [Reserved];

(v)       [Reserved];

(vi)       Debt of the Parent Guarantor or any Restricted Subsidiary in connection with one or more standby or trade-related letters of credit, performance bonds, bid bonds, appeal bonds, bankers acceptances, insurance obligations, surety bonds, completion guarantees or other similar bonds and obligations, including self-bonding arrangements, issued by the Parent Guarantor or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances;

(vii)       Debt arising from agreements of the Parent Guarantor or any Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or any Subsidiary;

(viii)       [Reserved];

(ix)       Debt of the Parent Guarantor or any Restricted Subsidiary outstanding on the Effective Date;

(x)       [Reserved];

(xi)       Debt of the Issuers or any Guarantor consisting of Guarantees (or co- issuances in the case of the Co-issuer) of Debt of the Issuers or any Guarantor otherwise permitted under this Section 4.09;

(xii)       Preferred Stock of a Restricted Subsidiary issued to the Parent Guarantor or another Restricted Subsidiary; provided that any subsequent transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Preferred Stock (except to the Parent Guarantor or another Restricted Subsidiary) shall be deemed, in each case, to be an issue of Preferred Stock;

(xiii)       Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(xiv)       [Reserved];

(xv)       [Reserved]; and

(xvi)       Debt of the Parent Guarantor or any Restricted Subsidiary consisting of the financing of insurance premiums.

(c)       [Reserved].

(d)       The accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt, Disqualified Equity Interests or Preferred Stock of the same class shall not be deemed to be an Incurrence of Debt, Disqualified Equity Interests or Preferred Stock for purposes of this Section 4.09 but will be included in subsequent calculations of the amount of outstanding Debt for purposes of Incurring future Debt. Notwithstanding any other provision of this Section 4.09, the maximum amount of Debt that the Parent Guarantor or any Restricted

Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(e)       Neither the Issuers nor any Guarantor may Incur any Debt that is subordinated in right of payment to other Debt of the Issuers or the Guarantor unless such Debt is also subordinated in right of payment to the Notes or the relevant Note Guaranty on substantially identical terms.

Section 4.10. Liens. The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, incur or permit to exist any Lien of any nature whatsoever on any of its properties or assets, whether owned at the Effective Date or thereafter acquired, to secure any Debt other than Permitted Liens.

Section 4.11. Dividend and Other Payment Restrictions Affecting Subsidiaries. (a) Subject to provisions of Section 4.11(b) below, the Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(i)       pay dividends or make any other distributions on its Equity Interests to the Parent Guarantor or any other Restricted Subsidiary;

(ii)       pay any Debt owed to the Parent Guarantor or any other Restricted Subsidiary;

(iii)       make loans or advances to the Parent Guarantor or any other Restricted Subsidiary; or

(iv)       transfer any of its property or assets to the Parent Guarantor or any other Restricted Subsidiary.

(b)       The restrictions contained in Section 4.11(a) shall not apply to any encumbrances or restrictions:

(i)       [Reserved];

(ii)       existing pursuant to the Indenture, the Notes, the Note Guaranty or the other Note Documents;

(iii)       existing under or by reason of applicable law, rule, regulation or order;

(iv)       existing under any agreements or other instruments of, or with respect to any Person, or the property or assets of any Person, at the time the Person is acquired by the Parent Guarantor or any Restricted Subsidiary;

which encumbrances or restrictions (1) are not applicable to any other Person or the property or assets of any other Person and (2) were not put in place in anticipation of such event and any amendments, modifications, restatements, extensions, renewals, replacements or refinancings of any of the foregoing, provided that the encumbrances and restrictions in the amendment, modification, restatement, extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the Holders of the Notes than the encumbrances or restrictions being amended, modified, restated, extended, renewed, replaced or refinanced;

(v)       of the type described in Section 4.11(a)(iv) arising or agreed to (A) in the ordinary course of business that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license, conveyance or similar contract, including with respect to intellectual property, (B) that restrict in a customary manner, pursuant to provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements, the transfer of ownership interests in, or assets of, such partnership, limited liability company, joint venture or similar Person or (C) by virtue of any Lien on, or agreement to transfer, option or similar right with respect to any property or assets of, the Parent Guarantor or any Restricted Subsidiary;

(vi)       with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of the Capital Stock of, or property and assets of, the Restricted Subsidiary pending closing of such sale or disposition that is permitted hereunder;

(vii)      [Reserved];

(viii)    [Reserved];

(ix)      [Reserved];

(x)       [Reserved];

(xi)      [Reserved]; or

(xii)       existing pursuant to customary provisions in joint venture, operating or similar agreements, asset sale agreements and stock sale agreements required in connection with the entering into of such transaction.

Section 4.12. Transactions with Affiliates. (a) The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or arrangement including the purchase, sale, lease or exchange of property or assets, or the rendering of any service with any Affiliate of the Parent Guarantor or any Restricted Subsidiary (a “Related Party Transaction”) involving aggregate consideration in excess of $50,000, unless the Related Party Transaction is on fair and reasonable terms that are not materially less favorable (as reasonably determined by the Parent Guarantor) to the Parent Guarantor or the relevant Restricted Subsidiary than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Parent Guarantor and are in compliance with the then current Annual Budget in all material respects.

(b)       Any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $100,000 must first be approved by a majority of the Board of

Directors who are disinterested in the subject matter of the transaction pursuant to a Board Resolution.

(c)       The following items shall not be subject to the provisions of Section 4.12(a) and Section 4.12(b):

(i)       any transaction between the Parent Guarantor and any of its Restricted Subsidiaries or between Restricted Subsidiaries of the Parent Guarantor;

(ii)       the payment of reasonable and customary regular fees to directors of the Company or the Parent Guarantor who are not employees of the Company or the Parent Guarantor;

(iii)       any Permitted Investment;

(iv)       any issuance of Equity Interests (other than Disqualified Equity Interests) of the Parent Guarantor;

(v)       any transaction entered into pursuant to the Confirmation Order;

(vi)       any reasonable and customary indemnification arrangements, entered into by the Parent Guarantor or any of its Restricted Subsidiaries with officers and employees of the Parent Guarantor or any of its Restricted Subsidiaries that are Affiliates of the Parent Guarantor and the payment of compensation to such officers and employees (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans) so long as such agreement has been entered into in the ordinary course of business;

(vii)       transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services (including pursuant to joint venture agreements) in the ordinary course of business on terms at least as favorable as might reasonably have been obtained at such time from a Person that is not an Affiliate of the Parent Guarantor, as determined in good faith by the Parent Guarantor;

(viii)       transactions arising under any contract, agreement, instrument or other arrangement in effect on the Effective Date, as amended, modified or replaced from time to time so long as the amended, modified or new arrangements, taken as a whole at the time such arrangements are entered into, are not materially less favorable to the Parent Guarantor and its Restricted Subsidiaries than those in effect on the Effective Date;

(ix)       [Reserved]; and

(x)       transactions with any Affiliate in its capacity as a holder of Debt or Equity Interests; provided that such Affiliate owns less than a majority of the interests of the relevant class and is treated the same as other holders.

Section 4.13. Additional Subsidiary Guarantees. If any Domestic Restricted Subsidiary of the Parent Guarantor (other than an Issuer) that has not provided a Note Guaranty exists at any time, such Domestic Restricted Subsidiary shall provide a Note Guaranty promptly, and in any event no later than within 15 days after becoming a Domestic Restricted Subsidiary.

Section 4.14. Compliance with Annual Budget. Neither the Parent Guarantor nor any of its Subsidiaries or Affiliates may incur any material expenses or make any investments, other than expenses or investments that are in compliance with the then current Annual Budget in all material respects.

Section 4.15. Business Activities. The Co-issuer may not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided that it may be a co-obligor with respect to the Notes or any other Debt issued by the Company, and may engage in any activities directly related thereto or necessary in connection therewith. The Co-issuer shall be a Wholly Owned Subsidiary of the Company at all times.

Section 4.16. Consents. Neither the Parent Guarantor nor any of its Subsidiaries or Affiliates may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment.

Section 4.17. Information. So long as any Notes are outstanding the Parent Guarantor must provide the Trustee and Holders of the Notes:

(a)       as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Parent Guarantor, a copy of the audited consolidated balance sheet of the Parent Guarantor and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, prepared in accordance with GAAP in effect at the date of balance sheet; and

(b)       as soon as available, but in any event not later than sixty (60) days after the end of each of the first three quarterly periods of each fiscal year of the Parent Guarantor, the unaudited consolidated balance sheet of the Parent Guarantor and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income for such quarter and the portion of the fiscal year through the end of such quarter and of cash flows for the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, prepared in accordance with GAAP in effect at the date of balance sheet and certified in an Officer’s Certificate as being fairly stated in all material respects (subject to normal year-end adjustments and the absence of footnote disclosures).

Any and all Defaults or Events of Default arising from a failure to furnish or file in a timely manner any information required by this Section 4.17 shall be deemed cured (and the Parent Guarantor shall be deemed to be in compliance with this Section 4.17) upon furnishing or filing such information as contemplated by this Section 4.17 (but without regard to the date on which such information is so furnished or filed); provided that such cure shall not otherwise affect the rights of the Holders of the Notes under Article VI hereof if the principal and interest have been accelerated in accordance with the terms of Article VI hereof and such acceleration has not been rescinded or cancelled prior to such cure.

Delivery of such information to the Trustee pursuant to this Section 4.17 is for informational purposes only and the Trustee’s receipt of such information shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including either of the Issuers’ or any other Person’s compliance with any of its covenants hereunder or under the Notes (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate). It is further understood that neither the Trustee nor the Collateral Agent shall have any obligation whatsoever to monitor or confirm, on a continuing basis or otherwise, the Issuer’s or any other Person’s compliance with this Section 4.17 or to determine whether or not such information and documents have been made available.

Section 4.18. After Acquired Property. Promptly, but in no event later than 90 days, following the acquisition by any Issuer or Guarantor of any After Acquired Property, such Issuer or Guarantor shall execute and deliver such mortgages, Security Document supplements, security instruments, financing statements and opinions of counsel as shall be reasonably necessary to cause such After Acquired Property to be made subject to a perfected Lien (subject to Liens permitted under this Indenture, including Permitted Liens) in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes, and thereupon all provisions of this Indenture and the Security Documents relating to the Collateral shall be deemed to relate to such After Acquired Property to the same extent and with the same force and effect.

Notwithstanding anything to the contrary set forth herein, no Issuer or Guarantor shall be required (a) to take steps to perfect the security interest in Excluded Accounts, (b) to take steps to perfect the security interests in property and assets (other than deposit, securities and commodities accounts) requiring perfection through control agreements to the extent a security interest therein cannot be perfected by the filing of a financing statement under the Uniform Commercial Code of any applicable jurisdiction, (c) to take steps to perfect the security interests granted under the Security Documents by indicating such security interest on the certificate of title for any motor vehicle asset or other asset that is covered by a certificate of title, (d) to take steps to perfect the security interest in letter of credit rights (other than the filing a financing statement under the Uniform Commercial Code of any applicable jurisdiction to the extent such security interest can be perfected by such filing), (e) to seek any third party consent, (f) to perfect the security interest in any commercial tort claims, (g) [Reserved] and (h) to create or perfect security interests in particular assets if, and for so long as, the creation or perfection of such security interests would require a foreign law governed security or pledge agreement.

Article V
SUCCESSORS

Section 5.01. Merger, Consolidation, or Sale of Assets. (a) Neither the Company nor the Parent Guarantor will: (x) consolidate or merge with or into any Person; or (y) sell, convey, transfer or otherwise dispose of all or substantially all of its assets, other than the Retained Real Estate, in one transaction or a series of related transactions, to any Person unless:

(i)       either (x) the Company or the Parent Guarantor, as applicable, is the continuing Person or (y) the resulting, surviving or transferee Person (the “Surviving Company”) is a corporation, partnership (including a limited partnership), trust or limited liability company organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes by supplemental indenture (or other agreement or supplement, as applicable) all of the obligations of its predecessor under the Indenture, the Notes, the Note Guaranties and the other Note Documents, as applicable;

(ii)       immediately after giving effect to the transaction, no Default has occurred and is continuing; and

(iii)       the Parent Guarantor delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that the consolidation, merger or transfer and the supplemental indenture (or other agreement or instrument, as applicable) (if any) comply with the Indenture and that such supplemental indenture (or such other agreement or instrument, as applicable) (if any) has been duly authorized, executed and delivered and constitutes a valid and legally binding and enforceable obligation of the Surviving Company, subject to customary exceptions.

(b)       Neither the Company nor the Parent Guarantor shall lease all or substantially all of its assets, other than the Retained Real Estate, whether in one transaction or a series of transactions, to one or more other Persons.

(c)       Upon the consummation of any transaction effected in accordance with these provisions, if the Issuer is not the continuing Person, the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture, the Notes, the Note Guaranties and the other Note Documents, as applicable, with the same effect as if such Successor Company had been named as the Issuer in the Indenture. Upon any such substitution, except for its sale, conveyance, transfer or disposition of less than all its assets, the Issuer will be released from its obligations under the Indenture, the Notes and the other Note Documents.

(d)       The Co-issuer shall not consolidate or merge with or into any Person, or permit any Person to merge with or into the Co-issuer unless:

(i)       concurrently therewith, a corporate Wholly Owned Restricted Subsidiary of the Company organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia (which may be the continuing Person as a result of such transaction) shall expressly assume, by a supplemental indenture (or other agreement or instrument, as applicable), all of the obligations of the Co-issuer under the Indenture, the Notes and the other Note Documents; or

(ii)       after giving effect thereto, at least one obligor on the Notes shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof; and

(iii)       immediately after such transaction, no Default has occurred and is continuing.

(e)       No Subsidiary Guarantor may

(i)       consolidate or merge with or into any Person, or

(ii)       sell, convey, transfer or otherwise dispose of all or substantially all of the Subsidiary Guarantor’s assets, other than the Retained Real Estate, in one transaction or a series of related transactions, to any Person, unless:

(A)       the other Person is the Parent Guarantor, the Company or any Restricted Subsidiary that is a Subsidiary Guarantor or becomes a Subsidiary Guarantor concurrently with the transaction; or

(B)       (1) either (x) the Subsidiary Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture (or other agreement or instrument, as applicable) all of the obligations of the Subsidiary Guarantor under its Note Guaranty and the other Note Documents; and (2) immediately after giving effect to the transaction, no Default has occurred and is continuing.

Section 5.02. Successor Entity Substituted. (a) Upon the consummation of any transaction effected in accordance with Section 5.01, if the Company or the Parent Guarantor, as applicable, is not the continuing Person, the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company or the Parent Guarantor, as applicable, under the Indenture, the Notes, the Note Guaranties and the other Note Documents, as applicable, with the same effect as if such Successor Company had been named as the Company or the Parent Guarantor, as applicable, in the Indenture or the relevant Note Document. Upon any such substitution in the case of the Company, except for its sale, conveyance, transfer or disposition of less than all its assets, the Company will be released from its obligations under the Indenture, the Notes and the other Note Documents, and, upon any such substitution in the case of the Parent Guarantor, it will be released from its obligations under the Indenture, its Note Guaranty as set forth in Article X, as well as under the other Note Documents.

(b)       If a surviving entity shall have succeeded to and been substituted for an Issuer, such surviving entity may cause to be signed, and may issue either in its own name or in the name of the applicable Issuer prior to such succession any or all of the Notes issuable hereunder which theretofore shall not have been signed by such Issuer and delivered to the Trustee; and, upon the order of such surviving entity, instead of such Issuer, and subject to all the terms, conditions and limitations in the Indenture prescribed, the Trustee shall authenticate and shall deliver any Notes which previously shall have been signed and delivered by the Officers of such Issuer to the Trustee for authentication, and any Notes which such surviving entity thereafter shall cause to be signed and delivered to the Trustee for that purpose (in each instance with notations of Note Guaranties thereon by the Parent Guarantor and the Subsidiary Guarantors). All of the Notes so issued and so endorsed shall in all respects have the same legal rank and benefit under the

Indenture as the Notes theretofore or thereafter issued and endorsed in accordance with the terms of the Indenture and the Note Guaranties as though all such Notes had been issued and endorsed at the date of the execution hereof.

(c)       In case of any such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, such changes in phraseology and form (but not in substance) may be made in the Notes thereafter to be issued or the notations of Note Guaranties to be endorsed thereon as may be appropriate.

(d)       For all purposes of the Indenture and the Notes, Subsidiaries of any surviving entity (other than an Issuer) will, upon such transaction or series of transactions, become Restricted Subsidiaries as provided pursuant to the Indenture and all Debt, and all Liens on property or assets, of such surviving entity and its Restricted Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been incurred upon such transaction or series of transactions.

Article VI
DEFAULTS AND REMEDIES

Section 6.01. Events of Default. Each of the following is an “Event of Default”:

(a)       the Issuers default in the payment of the principal (and premium, if any) of any Note when the same becomes due and payable at final maturity, upon acceleration or redemption, or otherwise;

(b)       the Issuers default in the payment of interest on any Note when the same becomes due and payable, and the default continues for a period of 30 days; for the avoidance of doubt, payment of interest in the form of PIK Interest on the applicable Interest Payment Date shall not constitute a default in the payment of interest;

(c)       the Issuers or any Guarantor fails to comply with Section 5.01;

(d)       the Issuers or the Parent Guarantor defaults in the performance of or breach any other of its covenants or agreements in the Indenture, under the Notes or under the other Note Documents (other than a default specified in clause (a), (b) or (c) above) and the default or breach continues for a period of 60 consecutive days (or 90 consecutive days in the case of a failure to comply with Section 4.17) after written notice to the Issuers by the Trustee or to the Issuers and the Trustee by the Holders of 51% or more in aggregate principal amount of the Notes;

(e)       there occurs with respect to any Debt of the Parent Guarantor or any of its Significant Restricted Subsidiaries having an outstanding principal amount of $1.0 million or more in the aggregate for all such Debt of all such Persons (i) an event of default that results in such Debt being due and payable prior to its scheduled maturity or (ii) failure to make a principal payment on such Debt when due and such defaulted payment is not made, waived or extended within the applicable grace period;

(f)       one or more final judgments or orders for the payment of money are rendered against the Parent Guarantor or any of its Restricted Subsidiaries and are not paid or discharged, and there is a period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $50.0 million (in excess of amounts which the Parent Guarantor’s insurance carriers have agreed to pay under applicable policies) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(g)       the Parent Guarantor, either Issuer or any Significant Restricted Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(i)       commences a voluntary case,

(ii)       consents to the entry of an order for relief against it in an involuntary case,

(iii)       consents to the appointment of a custodian of it or for all or substantially all of its property,

(iv)       makes a general assignment for the benefit of its creditors, or

(v)       generally is not paying its debts as they become due;

(h)       a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)       is for relief against the Parent Guarantor, either Issuer or any Significant Restricted Subsidiary in an involuntary case,

(ii)       appoints a custodian of the Parent Guarantor, either Issuer or any Significant Restricted Subsidiary or for all or substantially all of the property of the Parent Guarantor, either Issuer or any Significant Restricted Subsidiary, or

(iii)       orders the liquidation of the Parent Guarantor, either Issuer or any Significant Restricted Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(i)       any Note Guaranty ceases to be in full force and effect, other than in accordance the terms of the Indenture, or a Guarantor denies or disaffirms its obligations under its Note Guaranty; or

(j)       the occurrence of the following:

(i)       except as permitted by the Note Documents, any Note Document establishing the Liens securing a Secured Obligation ceases for any reason to be enforceable; provided that it will not be an Event of Default under this subsection (j)(i) if the sole result of the failure of one or more Note Documents to be fully enforceable is that any Lien purported to be granted under such Note Documents on Collateral, individually or in the aggregate, having a fair market value of not more than $5.0 million, ceases to be an enforceable and perfected Lien; provided that if such failure is susceptible to cure, no Event of Default shall arise with respect thereto until 30 days after any officer of the Company or any Restricted Subsidiary becomes aware of such failure, which failure has not been cured during such time period;

(ii)       [Reserved]; and

(iii)       any Issuer or Guarantor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of such Issuer or Guarantor set forth in or arising under any Note Document establishing Liens securing any Secured Obligation.

Section 6.02. Acceleration. If any Event of Default (other than an Event of Default specified in Section 6.01(g) or Section 6.01(h) hereof with respect to the Parent Guarantor or the Company) occurs and is continuing, the Trustee or the Holders of at least 51% in aggregate principal amount of the Notes then outstanding, by written notice to the Issuers (and to the Trustee if the notice is given by the Holders), may declare the principal of and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal and accrued interest shall become immediately due and payable. Notwithstanding the foregoing, if an Event of Default specified in Section 6.01(g) or Section 6.01(h) hereof occurs with respect to the Parent Guarantor or the Company, the principal of and accrued interest on the Notes then outstanding will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Holders of a majority in principal amount of the outstanding Notes by written notice to the Issuers and to the Trustee may waive all past Defaults and rescind and annul a declaration of acceleration and its consequences if:

(a)       all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by the declaration of acceleration, have been cured or waived, and

(b)       the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Notwithstanding anything to the contrary herein, effective as of the Effective Date, any acceleration and its consequences resulting from any Event of Default specified in Section 6.01(g) or Section 6.01(h) hereof as a result of the filing on May 10, 2019 by the Parent Guarantor and certain of its Subsidiaries of voluntary petitions under Chapter 11 of the Bankruptcy Code shall be deemed to have been rescinded and annulled.

In the event of a declaration of acceleration of the Notes because an Event of Default described in Section 6.01(e) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled, without any action by the Trustee or the Holders, if the Event of Default or payment default triggering such Event of Default pursuant to Section 6.01(e) shall be remedied or cured, or rescinded or waived by the holders of the Debt, or the Debt that gave rise to such Event of Default shall have been discharged in full, within 30 days after the declaration of acceleration with respect thereto and if (i) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

Section 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or the Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04. Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except as provided in Section 6.02 and Section 9.02. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05. Control by Majority. The Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law, the Indenture or the other Note Documents, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of other Holders of Notes not joining in the giving of such direction (it being understood that the Trustee has no affirmative duty to determine whether or not such direction is unduly prejudicial to such Holders) or that may involve the Trustee in personal liability. In addition, the Trustee may take any other action it deems proper that is not inconsistent with any such direction received from the Holders of Notes. The Trustee shall not be obligated to take any action at the direction of Holders unless such Holders have offered to the Trustee security or indemnity satisfactory to the Trustee.

Section 6.06. Limitation on Suits. A Holder of a Note may not institute any proceeding, judicial or otherwise, with respect to the Indenture, the Notes or the other Note Documents, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, the Notes or the other Note Documents, unless:

(a)       the Holder of a Note has previously given to the Trustee written notice of a continuing Event of Default;

(b)       the Holders of at least 51% in aggregate principal amount of the then outstanding Notes have made a written request to the Trustee to institute proceedings in respect of the Event of Default in its own name as Trustee under the Indenture;

(c)       such Holder of a Note or Holders of Notes have offered and, if requested, have provided to the Trustee indemnity satisfactory to the Trustee against any costs, liabilities or expenses to be incurred in compliance with such request;

(d)       the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(e)       during such 60-day period, the Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction that is inconsistent with such written request.

A Holder of a Note may not use the Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note (it being understood that the Trustee has no affirmative duty to determine whether or not such use is prejudices the rights of, or obtains a preference or priority over, such Holder).

Section 6.07. Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of the Indenture, the right of any Holder of a Note to receive payment of principal of, premium, if any or interest on its Note on or after the Stated Maturities thereof, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or Section 6.01(b) occurs and is continuing, the Trustee is authorized to recover a judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal of, premium and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, reasonable expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09. Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, reasonable expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to an Issuer or any of the Subsidiary Guarantors (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation, reasonable expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the

Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10. Priorities. If the Trustee or the Collateral Agent collects any money or property pursuant to this Article VI or from the enforcement of any Security Document, it shall pay out (or in the case of the Collateral Agent, it shall pay to the Trustee to pay out) the money or property in the following order:

First: to the Trustee, the Collateral Agent, the Agents, and their agents and attorneys for amounts due under Section 7.07 and Section 11.08 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the Collateral Agent and the costs and expenses of collection;

Second: to the Expense Account until the aggregate balance in the Expense Account is equal to the Expense Account Balance Amount;

Third: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and interest, respectively; and

Fourth: to the Issuers, the Parent Guarantor or the Subsidiary Guarantors or to such other party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under the Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

Article VII
TRUSTEE

Section 7.01. Duties of Trustee. (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise that a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

(b)       Except during the continuance of an Event of Default:

(i)       the duties of the Trustee shall be determined solely by the express provisions of the Indenture and the Trustee needs to perform only those duties that are specifically set forth in the Indenture and no others, and no implied covenants or obligations shall be read into the Indenture against the Trustee; and

(ii)       in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of the Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of the Indenture (but need not confirm or investigate the accuracy of any such certificates and opinions, including mathematical calculations or other facts stated therein).

(c)       The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)       this subsection (c) does not limit the effect of subsection (b) of this Section 7.01;

(ii)       the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Trustee, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)       the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to any provision of the Indenture relating to the time, method and place of conducting any proceeding or remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee under the Indenture.

(d)       Whether or not therein expressly so provided, every provision of the Indenture that in any way relates to the Trustee is subject to subsections (a), (b), (c) and (e) of this Section 7.01.

(e)       No provision of the Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability. The Trustee shall be under no obligation to exercise any of its rights and powers under the Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security or indemnity satisfactory to it against any loss, liability or expense.

(f)       The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company or the Parent Guarantor. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02. Rights of Trustee. (a) Subject to the provisions of Section 7.01(a) hereof, the Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but may accept the same as conclusive evidence of the truth and accuracy of such statement or the correctness of such opinion.

(b)       Before the Trustee acts or refrains from acting in the administration of the Indenture, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)       The Trustee may execute any of its trusts or powers or perform any duties under the Indenture either directly by or through agents or attorneys, and may in all cases pay, subject to reimbursement as provided herein, such reasonable compensation as it deems proper to all such agents and attorneys employed or retained by it, and the Trustee shall not be responsible for any misconduct or negligence of any agent or attorney appointed with due care.

(d)       The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by the Indenture or any other Note Documents.

(e)       Unless otherwise specifically provided in the Indenture, any demand, request, direction or notice from an Issuer, the Parent Guarantor or any Subsidiary Guarantor shall be sufficient if signed by an Officer of the Company (in the case of the Company), by an Officer of the Co-issuer (in the case of the Co-issuer), by an Officer of the Parent Guarantor (in the case of the Parent Guarantor) or by an Officer of such Subsidiary Guarantor (in the case of such Subsidiary Guarantor).

(f)       The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture or any other Note Documents at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the claims, costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g)       The Trustee is not required to make any inquiry or investigation into facts or matters stated in any document but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee determines to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers, personally or by agent or attorney at the sole cost of the Issuers and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h)       The Trustee is not required to take notice or shall not be deemed to have notice of any Default or Event of Default hereunder except, if the Trustee is also the Paying Agent, Defaults or Events of Default under Section 6.01(a) or Section 6.01(b) hereof, unless a Responsible Officer of the Trustee has actual knowledge thereof or has received notice in writing of such Default or Event of Default from the Issuers or the Holders of at least 51% in aggregate principal amount of the Notes then outstanding and such notice references the Notes and this Indenture, and in the absence of any such notice, the Trustee may conclusively assume that no such Default or Event of Default exists.

(i)       The Trustee is not required to give any bond or surety with respect to the performance of its duties or the exercise of its powers under the Indenture.

(j)       Under no circumstances shall the Trustee be liable in its individual capacity for the obligations evidenced by the Notes or the Note Guaranties.

(k)       In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders of Notes, each representing less than the aggregate principal amount of Notes outstanding required to take any action hereunder, the Trustee, may refrain from following such requests until such conflict or inconsistency is resolved and shall have no liability for so refraining.

(l)       The Trustee’s immunities and protections from liability, its right to indemnification in connection with the performance of its duties under the Indenture and the other Note Documents, and all other rights afforded under this Section 7.02 shall extend to the Trustee’s officers, directors, agents, attorneys and employees, the Collateral Agent and each other Agent. Such immunities and protections and right to indemnification, together with the Trustee’s right to compensation, shall survive the Trustee’s resignation or removal, the discharge of the Indenture and final payments of the Notes.

(m)       The permissive right of the Trustee to take actions permitted by the Indenture shall not be construed as an obligation or duty to do so.

(n)       Except for information provided by the Trustee concerning the Trustee, the Trustee shall have no responsibility for any information and any offering memorandum, disclosure material or prospectus distributed with respect to the Notes.

(o)       The Trustee shall not be liable for any action taken or omitted by it in good faith at the direction of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding as to the time, method, and place of conducting any proceedings for any remedy available to the Trustee or the exercising of any power conferred by the Indenture.

(p)       Subject to Section 7.01(d), whether or not therein expressly so provided, every provision of the Indenture relating to the conduct of, or affecting the liability of, or affording protection to the Trustee shall be subject to the provisions of this Section 7.02.

(q)       Any action taken, or omitted to be taken, by the Trustee in good faith, pursuant to the Indenture upon the request or authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the Holder of any Note shall be conclusive and binding upon all future Holders of that Note and upon securities executed and delivered in exchange therefore or in place thereof.

(r)       In no event shall the Trustee be responsible or liable for special, indirect, incidental, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 7.03. Individual Rights of Trustee. The Trustee may become the owner or pledgee of Notes and may otherwise deal with the Parent Guarantor or any Affiliate of the Parent Guarantor with the same rights it would have if it were not Trustee. Any Affiliate of the Trustee or Agent may do the same with like rights and duties. However, in the event that the Trustee acquires any conflicting interest (as defined in the TIA) after a Default has occurred and is continuing it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. The Trustee is also subject to Section 7.10 and Section 7.11 hereof.

Section 7.04. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of the Indenture, the Notes, the Note Guaranties or any other Note Document, it shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to an Issuer or upon an Issuer’s direction under any provision of the Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to the Indenture other than its certificate of authentication.

Section 7.05. Notice of Defaults. If a Default or Event of Default occurs and is continuing and is known to the Trustee (as provided in Section 7.02(h)), the Trustee shall send to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs or, if later, after the Default or Event of Default is known to the Trustee (as provided in Section 7.02(h)), unless the Default or Event of Default has been cured. Except in the case of a Default or Event of Default in payment of principal of or interest on any Note, the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06. Reports by Trustee to Holders of the Notes. Within 60 days after each October 1 beginning with the October 1 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA Section 313(a) (but if no event described in TIA Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA Section 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA Section 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Company and filed with the SEC and each stock exchange on which the Notes are listed in accordance with TIA Section 313(d). The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange.

Section 7.07. Compensation and Indemnity. The Issuers, the Parent Guarantor and the Subsidiary Guarantors shall pay to the Trustee and Collateral Agent from time to time such compensation as shall be agreed upon in writing between the Issuers, the Trustee and the Collateral Agent for its acceptance of the Indenture and services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers, the Parent Guarantor and the Subsidiary Guarantors shall reimburse the Trustee and Collateral Agent promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s and Collateral Agent’s agents and counsel.

The Issuers, the Parent Guarantor and the Subsidiary Guarantors, jointly and severally, shall indemnify, defend and protect each of the Trustee, any successor Trustee, the Collateral Agent, any successor Collateral Agent and each of their respective officers, directors, agents and employees for, and hold each of them harmless against, any and all losses, damages, claims, liabilities or expenses (including reasonable attorneys’ fees and expenses and taxes (other than taxes based upon, measured by or determined by the earnings or income of the Trustee or the Collateral Agent) and court costs) incurred by it arising out of or in connection with the acceptance or administration of its duties under the Indenture, including the costs and expenses of enforcing the Indenture against either of the Issuers, the Parent Guarantor or any Subsidiary Guarantor (including this Section 7.07) and defending itself against any claim (whether asserted by an Issuer, the Parent Guarantor, any Subsidiary Guarantor, or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence or willful misconduct as determined by a final, non-appealable order of a court of competent jurisdiction. The Trustee and Collateral Agent shall notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the Trustee or Collateral Agent to so notify the Issuers shall not relieve the Issuers, the Parent Guarantor and the Subsidiary Guarantors of their obligations hereunder. The Issuers, the Parent Guarantor and the Subsidiary Guarantors shall defend the claim and the Trustee shall cooperate in the defense. The Trustee and Collateral Agent may have separate counsel and the Issuers, the Parent Guarantor and the Subsidiary Guarantors shall pay the reasonable fees and expenses of such separate counsel; provided that the Issuers, the Parent Guarantor and the Subsidiary Guarantors will not be required to pay such fees and expenses if they assume the Trustee’s or Collateral Agent’s defense with counsel acceptable to and approved by the Trustee and Collateral Agent (such approval not to be unreasonably withheld) and there is no conflict of interest between the Issuers and the Trustee and Collateral Agent in connection with such defense. The Issuers, the Parent Guarantor and the Subsidiary Guarantors need not pay for any settlement made without their consent, which consent shall not be unreasonably withheld. None of the Issuers, the Parent Guarantor or the Subsidiary Guarantors need reimburse the Trustee or Collateral Agent for any expense or indemnity against any liability or loss of the Trustee or Collateral Agent, respectively, to the extent such expense, liability or loss is attributable to the gross negligence or willful misconduct of the Trustee or Collateral Agent, as applicable, as determined by a final, non-appealable order of a court of competent jurisdiction.

The obligations of the Issuers, the Parent Guarantor and the Subsidiary Guarantors under this Section 7.07 shall survive the satisfaction and discharge of the Indenture and resignation or removal of the Trustee and Collateral Agent.

To secure the Issuers’, the Parent Guarantor’s and the Subsidiary Guarantors’ payment obligations in this Section 7.07, the Trustee shall have a Lien (which it may exercise through right of set-off) prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal, premium, if any, and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of the Indenture and the resignation or removal of the Trustee. When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(g) or Section 6.01(h) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of TIA Section 313(b)(2) to the extent applicable.

Section 7.08. Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuers. The Holders of Notes of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuers in writing at least thirty (30) days in advance of such removal. The Issuers may remove the Trustee if:

(a)       the Trustee fails to comply with Section 7.10 hereof;

(b)       the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)       a custodian or public officer takes charge of the Trustee or its property; or

(d)       the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuers’ expense), the Issuers, the Parent Guarantor, any Subsidiary Guarantor or the Holders of Notes of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder of a Note who has been a Holder of a Note for at least six months, fails to comply with Section 7.10, such Holder of a Note may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under the Indenture. The successor Trustee shall mail a notice of its succession to Holders of the Notes. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuers’, the Parent Guarantor’s and the Subsidiary Guarantors’ obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09. Successor Trustee by Merger, Etc. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or association, the successor corporation or association without any further act shall be the successor Trustee. As soon as practicable, the successor Trustee shall mail a notice of its succession to the Issuers and the Holders of the Notes.

Section 7.10. Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation or association organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trust powers, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50 million as set forth in its most recent published annual report of condition.

The Indenture shall always have a Trustee who satisfies the requirements of TIA Section 310(a)(1), (2) and (5). The Trustee is subject to TIA Section 310(b), provided, however, that there shall be excluded from the operation of TIA Section 310(b)(l) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuers are outstanding if the requirements of such exclusion set forth in TIA Section 310(b)(l) are met. For purposes of the preceding sentence, the optional provision permitted by the second sentence of Section 310(b)(9) of the TIA shall be applicable.

Section 7.11. Preferential Collection of Claims Against Issuers. The Trustee is subject to TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

Section 7.12. USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information within their possession or control as it may reasonably request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

Section 7.13. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Article VIII
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01. Option to Effect Legal Defeasance or Covenant Defeasance. The Issuers may, at the option of the Board of Directors of the Company or the Parent Guarantor, evidenced by a resolution set forth in an Officer’s Certificate, at any time, elect to have either Section 8.02 or Section 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

Section 8.02. Legal Defeasance and Discharge. Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuers, the Parent Guarantor and the Subsidiary Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their respective Obligations and certain other obligations with respect to all outstanding Notes and Note Guaranties, as applicable, on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers, the Parent Guarantor and the Subsidiary Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (a) and (b) of this sentence below, and to have satisfied all its other obligations under such Notes, the Indenture and other Note Documents (and the Trustee, on demand of and at the expense of the Issuers, shall execute such instruments reasonably requested by the Issuers acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.04 hereof, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest on, such Notes when such payments are due, (b) the Issuers’ obligations with respect to such Notes under Sections 2.06, 2.07, 2.09, 2.14 and 4.02 hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuers’, the Parent Guarantor’s and the Subsidiary Guarantors’ obligations in connection therewith and (d) of this Article VIII. Subject to compliance with this Article VIII, the Issuers may exercise the option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03. Covenant Defeasance. Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuers, the Parent Guarantor and the Subsidiary Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.04, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17, 4.18, 5.01(d) and 5.01(e) hereof and any covenant included in the other Note Documents or added to the Indenture or other Note Documents subsequent to the Effective Date pursuant to Section 9.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes to the extent permitted by GAAP). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuers, the Parent Guarantor and the Subsidiary Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of the Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(c) through 6.01(f), Section 6.01(i) and Section 6.01(j) hereof shall not constitute Events of Default.

Section 8.04. Conditions to Legal Defeasance or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.02 or Section 8.03 hereof to the outstanding Notes:

(a)       the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States dollars, U.S. Government Obligations, or a combination thereof, in such amounts as shall be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest, on the outstanding Notes at the Stated Maturity thereof or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to Stated Maturity or to a particular redemption date;

(b)       in the case of an election under Section 8.02 hereof, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the Effective Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)       in the case of an election under Section 8.03 hereof, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)       the Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders over any other creditors of the Issuers, the Parent Guarantor or the Subsidiary Guarantors or with the intent of defeating, hindering, delaying or defrauding other creditors of the Issuers; and

(e)       the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05. Deposited Money and Government Securities to be Held in Trust, Other Miscellaneous Provisions. Subject to Section 12.03 hereof, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and the Indenture, to the payment, either directly or through any Paying Agent (including either the Parent Guarantor or a Subsidiary thereof acting as a Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuers, the Parent Guarantor and the Subsidiary Guarantors shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Obligations deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article XIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon the request of the Issuers any money or non-callable U.S. Government Obligations held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

If the Issuers exercise either their Legal Defeasance or Covenant Defeasance option, the Parent Guarantor and each Subsidiary Guarantor shall be released and relieved of any obligations under its Note Guaranty and the Collateral securing the Notes and the Note Guaranties (other than the trust fund described in Section 8.04 hereof) shall be released.

Section 8.06. Reinstatement. If the Trustee or Paying Agent is unable to apply any United States dollars or U.S. Government Obligations in accordance with Section 8.02 or Section 8.03 hereof, as the case may be, by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’, the Parent Guarantor’s and the Subsidiary Guarantors’ Obligations under the Indenture, the Notes and the Note Guaranties, as applicable, shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or Section 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with Section 8.02 or Section 8.03 hereof, as the case may be; provided, however, that, if the Issuers, the Parent Guarantor or the Subsidiary Guarantors make any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its Obligations, the Issuers, the Parent Guarantor and the Subsidiary Guarantors shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

Article IX
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01. Without Consent of Holders of Notes. Notwithstanding Section 9.02 of the Indenture, the Issuers, the Trustee and the Collateral Agent, as applicable, may amend or supplement the Indenture, the Notes or the other Note Documents without notice to or consent of any Holder of a Note:

(a)       to cure any ambiguity, defect, omission or inconsistency in the Note Documents;

(b)       to comply with the requirements of Section 5.01;

(c)       to comply with any requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

(d)       to evidence and provide for the acceptance of an appointment by a successor Trustee;

(e)       to provide for any Guarantee of the Notes or to confirm and evidence the release, termination or discharge of any Guarantee of the Notes when such release, termination or discharge is permitted by the Indenture;

(f)       in the event that PIK Notes are issued in certificated form, to establish minimum redemption amounts for certificated PIK Notes;

(g)       to increase the principal amount of any Global Note issued hereunder to reflect the payment of PIK Interest in accordance with Section 2.19 hereof or to provide for the issuance of additional PIK Notes in accordance with Section 2.19;

(h)       make, complete or confirm any grant of Collateral permitted or required by any of the Note Documents;

(i)       release, discharge, terminate or subordinate Liens on Collateral in accordance with the Note Documents and to confirm and evidence any such release, discharge, termination or subordination;

(j)       [Reserved]; or

(k)       to make any other change that does not materially and adversely affect the rights of any Holder of a Note.

Upon the request of the Issuers accompanied by a resolution of the Board of Directors of the Company, authorizing the execution of any such amended or supplemental indenture or amendment or supplement to any Note Document, and upon receipt by the Trustee and Collateral Agent, if applicable of the documents described in Section 9.06 hereof, the Trustee and Collateral Agent, if applicable, shall join with the Issuers in the execution of any amended or supplemental indenture, or any supplement or amendment to any Note Document, authorized or permitted by the terms of the Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but each of the Trustee and Collateral Agent shall not be obligated to enter into such amended or supplemental indenture or amendment or supplement to such Note Document that affects its own rights, duties or immunities under the Indenture, the Note Documents or otherwise.

Section 9.02. With Consent of Holders of Notes. Except as provided below in this Section 9.02, the Issuers, the Trustee and Collateral Agent may amend or supplement the Indenture (including Sections 2.19 and 4.07 hereof), the Notes and the other Note Documents with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and, subject to Section 6.04 and Section 6.07 hereof, any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for the Notes).

Upon the request of the Issuers accompanied by a resolution of the Board of Directors of the Company authorizing the execution of any such amended or supplemental indenture or amendment or supplement to any Note Document, and upon the filing with the Trustee and Collateral Agent, if applicable, of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee and Collateral Agent, if applicable, of the documents described in Section 9.06 hereof, the Trustee and Collateral Agent, if applicable, shall join with the Issuers in the execution of such amended or supplemental indenture or amendment or supplement to any Note Document unless such amended or supplemental indenture or amendment or supplement to such Note Document affects the Trustee’s or Collateral Agent’s own rights, duties, liabilities or immunities under the Indenture or otherwise, in which case each of the Trustee and Collateral Agent may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture or amendment or supplement to such Note Document.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuers shall send to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuers to send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Subject to Section 6.04 and Section 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding may waive future compliance in a particular instance by the Issuers with any provision of the Indenture or the Notes.

Notwithstanding other provisions of this Section 9.02, unless consented to by the Holders of at least 66.67% of the aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for the Notes), an amendment, supplement or waiver under this Section 9.02 may not release the Liens for the benefit of the Holders of the Notes on all or substantially all of the Collateral, other than in accordance with the Note Documents.

Notwithstanding other provisions of this Section 9.02, without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non- consenting Holder):

(a)       reduce the principal amount of or change the Stated Maturity of any installment of principal of any Note;

(b)       reduce the rate of or change the Stated Maturity of any interest payment on any Note;

(c)       reduce the amount payable upon the redemption of any Note or, in respect of an optional redemption, the times at which any Note may be redeemed;

(d)       [Reserved];

(e)       make any Note payable in money other than that stated in the Note;

(f)       impair the right of any Holder of Notes to receive any principal payment or interest payment on such Holder’s Notes or Note Guaranty, on or after the Stated Maturity thereof, or to institute suit for the enforcement of any such payment;

(g)       make any change in the percentage of the principal amount of the Notes whose Holders must consent to an amendment or waiver;

(h)       modify or change any provision affecting the ranking of the Notes or any Note Guaranty in a manner materially adverse to the Holders of the Notes; or

(i)       make any change in any Note Guaranty that would adversely affect the Holder of Notes.

Neither the Parent Guarantor nor any of its Subsidiaries or Affiliates may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment.

Section 9.03. Compliance with Trust Indenture Act. Every amendment or supplement to the Indenture, the Note Guaranties, or the Notes shall be set forth in an amended or supplemental Indenture that complies with the TIA as then in effect.

Section 9.04. Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to consent to such amendment, supplement or waiver or revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No consent shall be valid or effective for more than 90 days after such record date except to the extent that the requisite number of consents to the amendment, supplement or waiver have been obtained within such 90-day period or as set forth in the next paragraph of this Section 9.04.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of clauses (a) through (i) of Section 9.02, in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same indebtedness as the consenting Holder’s Note.

Section 9.05. Notation or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee, upon receipt of an Issuer Order, shall authenticate new Notes (accompanied by a notation of the Note Guaranties duly endorsed by the Parent Guarantor and the Subsidiary Guarantors) that reflect the amendment, supplement or waiver. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06. Trustee to Sign Amendments, Etc. The Trustee and Collateral Agent shall sign any amended or supplemental indenture or amendment or supplement to a Note Document authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or Collateral Agent. In executing any amended or supplemental indenture or amendment or supplement to any note Document, the Trustee and Collateral Agent shall be entitled to receive and (subject to Section 7.01) shall be fully protected in relying upon, an Officer’s Certificate of the Company and an Opinion of Counsel stating that the execution of such amendment or supplement is authorized or permitted by the Indenture, and the other Note Documents and that all conditions precedent to the execution and delivery of such amendments or supplements have been satisfied and that such amendments or supplements have been duly authorized, executed and delivered and constitute valid and legally binding and enforceable obligations of the Issuer and the Guarantors party thereto, subject to customary exceptions.

Section 9.07. Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article IX, the Indenture or the Notes shall be modified in accordance therewith, and such supplemental indenture shall form a part of the Indenture for all purposes; and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

Article X
NOTE GUARANTIES

Section 10.01. Note Guaranties. Subject to the provisions of this Article X, the Parent Guarantor and each of the Subsidiary Guarantors hereby, jointly and severally, unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and Collateral Agent and their successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the other Obligations of the Issuers hereunder or thereunder, that: (a) the principal of, premium, if any, and interest on the Notes shall be promptly paid in full when due, whether at the Stated Maturity or interest payment or mandatory repurchase date, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest on the Notes to the extent lawful, and all other Obligations of the Issuers to the Holders, the Trustee or the Collateral Agent under the Indenture and the Notes shall be promptly paid in full or performed, all in accordance with the terms of the Indenture and the Notes; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at Stated Maturity, by acceleration or otherwise. Failing payment when so due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Parent Guarantor and the Subsidiary Guarantors shall be jointly and severally obligated to pay or perform the same immediately. The Parent Guarantor and the Subsidiary Guarantors hereby agree that to the fullest extent permitted by applicable law, their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions of the Indenture and the Notes, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of the Parent Guarantor or a Subsidiary Guarantor. To the fullest extent permitted by applicable law, the Parent Guarantor and each Subsidiary Guarantor hereby waive diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever and covenants that its Note Guaranty shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture.

If any Holder, the Trustee or Collateral Agent is required by any court or otherwise to return to the Issuers, the Parent Guarantor or Subsidiary Guarantors, or any custodian, trustee, liquidator or other similar official acting in relation to any of the Issuers, the Parent Guarantor or Subsidiary Guarantors, any amount paid by any of them to the Trustee, Collateral Agent or such Holder, these Note Guaranties, to the extent theretofore discharged, shall be reinstated in full force and effect. Each of the Parent Guarantor and the Subsidiary Guarantors agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby until payment in full of all Obligations guaranteed hereby.

The Parent Guarantor and each Subsidiary Guarantor further agree that, as between the Parent Guarantor and the Subsidiary Guarantors, on the one hand, and the Holders, the Trustee, and Collateral Agent on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes of these Note Guaranties, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such Obligations as provided in Article VI hereof, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Parent Guarantor and the Subsidiary Guarantors for the purpose of these Note Guaranties. The Parent Guarantor and the Subsidiary Guarantors shall have the right to seek contribution from the non-paying Parent Guarantor or any non-paying Subsidiary Guarantor so long as the exercise of such right does not impair the rights of the Holders under these Note Guaranties.

Section 10.02. Limitation of Guarantor’s Liability. Each Guarantor and, by its acceptance hereof, each Holder hereby confirms that it is its intention that the Note Guaranty of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to the Note Guaranties. To effectuate the foregoing intention, each such Person hereby irrevocably agrees that the Obligation of each Guarantor under its Note Guaranty under this Article X shall be limited to the maximum amount as shall, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of the Guarantor that are relevant under such laws, and after giving effect to any rights to contribution of such Guarantor pursuant to any agreement providing for an equitable contribution among such Guarantor and other Affiliates of the Issuers of payments made by guarantees by such parties, result in the Obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent conveyance. Each Holder, by accepting the benefits hereof, confirms its intention that, in the event of bankruptcy, reorganization or other similar proceeding of any of the Issuers, the Parent Guarantor or any Subsidiary Guarantor in which concurrent claims are made upon a Guarantor hereunder, to the extent such claims shall not be fully satisfied, each such claimant with a valid claim against such Guarantor shall be entitled to a ratable share of all payments by such Guarantor in respect of such concurrent claims.

Section 10.03. Execution and Delivery of Notations of Note Guaranties. To evidence the Note Guaranties set forth in Section 10.01 hereof, each Guarantor hereby agrees that a notation of its Note Guaranty substantially in the form of Exhibit B shall be endorsed on each Note authenticated and delivered by the Trustee and that such Note Guaranty shall be executed on behalf of such Guarantor by one of its Officers.

The Parent Guarantor and each Subsidiary Guarantor hereby agree that the Note Guaranties set forth in Section 10.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of the Note Guaranties. If an Officer whose signature is on the notation of Note Guaranties no longer holds that office at the time the Trustee authenticates the Note on which the notation of the Note Guaranties is endorsed, the Note Guaranties shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guaranties set forth in this Article X on behalf of the Parent Guarantor and the Subsidiary Guarantors.

Section 10.04. Releases. The Note Guaranty and all other obligations under the Indenture of a Subsidiary Guarantor will terminate and be released: (a) in connection with any sale or other disposition (including by way of consolidation or merger or otherwise) of the Subsidiary Guarantor or the sale or other disposition of all or substantially all the assets of the Subsidiary Guarantor (other than to the Parent Guarantor or a Restricted Subsidiary) in connection with a transaction or circumstance that does not violate the Indenture; or (b) upon a disposition of the majority of the Capital Stock of the Subsidiary Guarantor to a third Person in connection with a transaction or circumstance that does not violate the Indenture, after which the Subsidiary Guarantor ceases to be a Restricted Subsidiary; or (c) upon a liquidation or dissolution of the Subsidiary Guarantor so long as no Default occurs as a result thereof; or (d) [Reserved]; or (e) upon Legal Defeasance or Covenant Defeasance pursuant to Article VIII hereof or upon satisfaction and discharge of the Indenture pursuant to Article XII hereof.

Upon delivery by the Company to the Trustee of an Officer’s Certificate and Opinion of Counsel to the effect that such sale or other disposition was made in accordance with the provisions of the Indenture, including without limitation Section 4.07 hereof, or such Note Guaranty is to be released pursuant to the provisions of the preceding paragraph and the documents required by Section 13.04, the Trustee shall execute any documents reasonably requested by the Company in order to evidence the release of any Subsidiary Guarantor from all of its obligations under its Note Guaranty and the Indenture. Any Subsidiary Guarantor not released from its obligations under its Note Guaranty shall remain liable for the full amount of principal of and interest on the Notes and for the other Obligations it has guaranteed pursuant to this Article X.

The Note Guaranty of the Parent Guarantor will terminate (a) upon a liquidation or dissolution of the Parent Guarantor so long as no Default occurs as a result thereof; or (b) upon the merger or consolidation of the Parent Guarantor into another Person in accordance with the covenant set forth in Section 5.01; or (c) upon Legal Defeasance or Covenant Defeasance pursuant to Article VIII hereof or upon satisfaction and discharge of the Indenture pursuant to Article XII hereof.

Section 10.05. “Trustee” to Include Paying Agent. In case at any time any Paying Agent other than the Trustee shall have been appointed by the Issuers and be then acting hereunder, the term “Trustee” as used in this Article X shall in such case (unless the context shall otherwise require) be construed as extending to and including such Paying Agent within its meaning as fully and for all intents and purposes as if such Paying Agent were named in this Article X in place of the Trustee.

Article XI
SECURITY

Section 11.01. Security Documents. (a) The due and punctual payment of the principal of, premium, if any, and interest on the Notes and the obligations of Guarantors under the Note Guaranties when and as the same shall be due and payable, whether on an Interest Payment Date, at Stated Maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and any Note Guaranty and performance of all other Obligations of any Issuer and any Guarantor to the Holders of Notes or the Trustee and the Collateral Agent under this Indenture, the Notes, any Note Guaranty, or other Note Documents according to the terms hereunder or thereunder (collectively, the “Secured Obligations”), are secured by Liens on the Collateral as provided in the Security Documents.

(b)       Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of the Security Documents, as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Collateral Agent (and, if applicable, the Trustee) to enter into the Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith.

(c)       The Issuers shall deliver to the Trustee copies of all documents delivered to the Collateral Agent pursuant to the Security Documents, and the Issuers shall, and the Parent Guarantor shall cause its Restricted Subsidiaries to do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Security Documents, or which the Collateral Agent from time to time may reasonably request, to assure and confirm to the Trustee that the Collateral Agent holds, for the benefit of itself, the Holders of the Notes and the Trustee, duly created, enforceable and perfected Liens as contemplated hereby and by the Security Documents, so as to render the same available for the security and benefit of the Indenture and of the Notes and any Note Guaranty secured thereby, according to the intent and purposes herein expressed. Any Issuer and any Guarantor shall each take, and the Parent Guarantor shall cause its Subsidiaries to take, any and all actions reasonably required or reasonably requested by the Trustee or the Collateral Agent to cause the Security Documents to create and maintain, as security for the Obligations of any Issuer and any Guarantor hereunder, in respect of the Collateral, valid and enforceable perfected second-priority Liens in and on such Collateral and subject to no other Liens other than as permitted by the terms of the Indenture.

(d)       The Collateral Agent agrees that it will hold the security interests in Collateral created under the Security Documents to which it is a party as contemplated by the Indenture in accordance with the Security Documents, and any and all proceeds thereof, for the benefit of, among others, the Trustee and the Holders of the Notes. The Collateral Agent shall (subject to being indemnified and/or secured to its satisfaction) take action or refrain from taking action with respect to the Notes in connection therewith only as directed by the Trustee or Holders holding a majority in aggregate outstanding principal amount of the Notes.

(e)       Each Holder, by accepting a Note, shall be deemed (i) to have authorized the Collateral Agent and the Trustee, as applicable, to enter into the Security Documents, (ii) to have agreed to be bound thereby and (iii) to appoint the Collateral Agent or the Trustee, as the case may be, as its agent under the Security Documents and to authorize it to act as such.

(f)       The Trustee hereby acknowledges that the Collateral Agent is authorized to act under the Security Documents on behalf of the Trustee and the Holders. The Collateral Agent is hereby authorized to exercise such rights, powers and discretions as are specifically delegated to it by the terms of the Security Documents, including the power to enter into the Security Documents, on behalf of the Holders of the Notes and the Trustee, together with all rights, powers and discretions as are reasonably incidental thereto or necessary to give effect to the trusts created thereunder. The Collateral Agent shall, however, at all times be entitled to seek directions from the Trustee or the Holders and shall, subject to the Collateral Agent being indemnified and/or secured to its satisfaction, be obligated to follow those directions if given. The Collateral Agent hereby accepts its appointment as collateral agent for the Holders and the Trustee under the Security Documents, and its authorization to so act on such Holders’ and the Trustee’s behalf in accordance with the terms of the Indenture.

(g)       Notwithstanding any other provision of this Indenture or any other Note Document, neither the Trustee nor the Collateral Agent shall have any responsibility for the validity, perfection, sufficiency, adequacy, priority or enforceability of any Lien or Security Document or other security interest, and shall have no obligation to take any action to procure or maintain such validity, perfection, sufficiency, adequacy, priority or enforceability, including without limitation no responsibility to make any filings to perfect or maintain the perfection of the Collateral Agent’s security interest in the Collateral.

Section 11.02. Release of Collateral. Collateral may be released from the Liens and security interests created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents and the Indenture. Notwithstanding anything to the contrary in the relevant Security Documents, upon receipt by the Collateral Agent of an Officer’s Certificate and Opinion of Counsel from the Issuers that complies with Section 11.05, the Collateral Agent is authorized to release the Collateral. Upon receipt of such Officer’s Certificate and Opinion of Counsel from the Issuers, the Collateral Agent shall execute, deliver or acknowledge any instruments of termination, satisfaction or release, without recourse or warranty, to evidence the release of any such Collateral requested by the Trustee, all at the sole cost and expense of the Issuers and the Guarantors.

Section 11.03. Authorization of Actions to Be Taken by the Collateral Agent. Subject to the provisions of Section 7.01 and Section 7.02 and the terms of the Security Documents

(including any consent of the Holders required thereunder), the Trustee may, in its sole discretion, direct, on behalf of the Holders of Notes, the Collateral Agent to take all actions it deems necessary or appropriate in order to:

(a)       enforce any of the terms of the Security Documents; and

(b)       collect and receive any and all amounts payable in respect of the Obligations of any Issuer or any Guarantor hereunder.

Subject to Section 7.01 and Section 7.02, the Trustee will have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents or the Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders of Notes in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders of the Notes or of the Trustee).

Section 11.04. Authorization of Receipt of Funds by the Trustee. The Collateral Agent is authorized to receive any funds for the benefit of the Trustee and the Holders of the Notes distributed under the Security Documents and to make further distributions of such funds to the Trustee for further distribution to the Holders of the Notes according to the provisions of the Indenture.

Section 11.05. Termination of Security Interest. The Collateral shall be released from the Lien and security interest created by the Security Documents, all without delivery of any instrument or performance of any act by any party, at any time or from time to time in accordance with the provisions of the Security Documents or as provided by this Section 11.05. Upon such release, all rights in the Collateral shall revert to the Issuers and the Guarantors. The Collateral shall be released under one or more of the following circumstances:

(a)       upon Legal Defeasance or Covenant Defeasance in accordance with Article VIII or satisfaction and discharge of this Indenture in accordance with Article XII;

(b)       upon payment in full in cash and discharge of all Notes outstanding under the Indenture and all other Obligations that are outstanding, due and payable under the Indenture and the other Note Documents at the time the Notes are paid in full in cash and discharged;

(c)       as to any Collateral of any Issuer or a Guarantor that is sold, transferred or otherwise disposed of by such Issuer or Guarantor to a Person that is not (either before or after such sale, transfer or disposition) the Company or a Restricted Subsidiary of the Company in a transaction or other circumstance that does not violate the provisions described in Section 4.06 or 4.07 (other than the obligation to apply proceeds of such Asset Sale as provided in such provision and Section 2.19) and is permitted by all of the other Note Documents, at the time of such sale, transfer or other disposition to the extent of the interest sold, transferred or otherwise disposed of; provided that the Collateral Agent’s Liens upon the Collateral will not be released if the sale or disposition is subject to Section 5.01(a);

(d)       in whole or in part, with the consent of the Holders of the requisite percentage of Notes in accordance with the provisions set forth in Article IX hereof;

(e)       in the case of a Guarantor that is released from its Note Guaranty pursuant to the terms of Section 10.04 hereof, the release of the property, assets of such Guarantor;

(f)       [Reserved]; or

(g)       to the extent constituting Excluded Collateral.

The Collateral Agent and the Trustee (to the extent required or necessary) upon receipt of an Officer’s Certificate and Opinion of Counsel will take all necessary action required to effectuate any release of Collateral (or any assets and property constituting Excluded Collateral) securing the Notes and the Note Guaranties, as requested by and at the cost and expense of the Company, in accordance with the provisions of the Indenture and the relevant Security Document.

Section 11.06. Amendments to Security Documents. The Collateral Agent and the Trustee, as applicable, each agrees at the Issuers’ expense to execute and deliver any amendment to, waiver of, or supplement to any Security Document authorized pursuant to Article IX.

Section 11.07. Further Action. Upon the terms and subject to the conditions of the Indenture and the Security Documents any Issuer and any Guarantor shall use its respective reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the security over the Collateral as contemplated by the Security Documents, including, without limitation, (a) preparing or causing to be prepared any required filings under the Security Documents, (b) using reasonable efforts to make all required filings, notifications, releases and applications and to obtain licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Issuers and any Guarantor as are necessary for the grants of security contemplated by the Indenture and the Security Documents and to fulfill the conditions of the Security Documents including, without limitation, delivery of title deeds and all other documents of title relating to the Collateral secured by the Security Documents in the manner as provided for therein, (c) taking any and all action to perfect the security over the Collateral as contemplated by the Indenture and the Security Documents, (d) cooperating in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by any Person, in connection with the granting of security over the Collateral, (e) keeping the Trustee or Collateral Agent informed in all material respects of any material communication received by any Issuer or any Guarantor from, or given by them to, any governmental authority or any other Person regarding any matters contemplated by the Security Documents or with respect to the Collateral, and (f) permitting the Trustee or Collateral Agent to review any material communication given by any Issuer or any Guarantor to any such governmental authority or any other Person.

Section 11.08. Concerning the Collateral Agent. (a) Notwithstanding any provision to the contrary contained elsewhere in this Indenture and the Security Documents, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Note Documents to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder, the Issuers or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” or “Agent” in this Indenture and the other Note Documents with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)       The Collateral Agent may perform any of its duties under this Indenture by or through receivers, agents, employees, attorneys-in- fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (a “Related Person”) and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Collateral Agent shall not be responsible for the negligence or willful misconduct of any receiver, agent, employee, attorney- in-fact or Related Person that it selects as long as such selection was made in good faith.

(c)       The Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture and the Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Issuers (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law), (iii) shall not be liable for acting pursuant to direction from the Trustee or the Holders of a majority in aggregate principal amount of the outstanding Notes and (iv) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act.

(d)       The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuers or any Guarantor), independent accountants and other experts and advisors selected by the Collateral

Agent. The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document.

(e)       The Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture and the Security Documents, or the satisfaction of any conditions precedent contained in this Indenture and any Security Documents. The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Collateral Agent shall have received written notice from the Trustee or the Issuers referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article VI or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 11.08).

(f)       Notwithstanding anything to the contrary contained herein, the Collateral Agent shall solely act pursuant to the instructions of the Holders and the Trustee with respect to the Security Documents and the Collateral. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture or the Security Documents unless it shall first receive such direction, advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the outstanding Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all loss, liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture or the Security Documents in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders. After the occurrence of an Event of Default, the Trustee or the Holders of a majority in aggregate principal amount of the outstanding Notes may direct the Collateral Agent in connection with any action required or permitted by this Indenture or the Security Documents. For the avoidance of doubt, the Collateral Agent shall have no discretion under this Indenture or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable.

(g)       The Collateral Agent may resign at any time by notice to the Trustee and the Issuers, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. If the Collateral Agent resigns under this Indenture, the Issuers shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Collateral Agent (as stated in the notice of resignation), the Collateral Agent may appoint, after consulting with the Trustee, subject to the consent of the Issuer (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor collateral agent. If no successor collateral agent is appointed and consented to by the Issuer pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation)

the Collateral Agent (at the expense of the Issuers) shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation hereunder, the provisions of this Section 11.08 (and Section 7.07) shall continue to inure to its benefit and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Indenture.

(h)       Except as otherwise explicitly provided herein or in the Security Documents, neither the Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(i)       The Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by the Issuers or any Guarantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Issuers’ and Guarantors’ property constituting collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be. The Collateral Agent does not assume any responsibility for the genuineness, validity, marketability, enforceability, collectability, value, sufficiency, location or existence of any Collateral or title thereto, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture and the Security Documents. The Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture and the Security Documents or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Indenture or any Security Document, other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes (but then only to the extent such direction is accompanied by indemnity as provided for in this Section 11.08).

(j)       No provision of this Indenture or any Security Document shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee) if it shall have received indemnity satisfactory to the Collateral Agent against potential costs and liabilities incurred by the Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture or the Security Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Collateral Agent has received security or indemnity from the Holders in an amount and in a form all satisfactory to the Collateral Agent in its sole discretion, protecting the Collateral Agent from all such liability. The Collateral Agent shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security or undertaking from the Issuer or the Holders to be sufficient.

(k)       The Collateral Agent shall not be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. The Collateral Agent shall not be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(l)       Upon the receipt by the Collateral Agent of a written request of the Issuers in the form of an Officer’s Certificate (a “Security Document Order”), the Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Security Document to be executed after the Effective Date. Such Security Document Order shall (i) state that it is being delivered to the Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 11.08(l), and (ii) instruct the Collateral Agent to execute and enter into such Security Document. Any such execution of a Security Document shall be at the direction and expense of the Issuers, upon delivery to the Collateral Agent of an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Security Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Collateral Agent to execute such Security Documents.

(m)       In each case that the Collateral Agent may or is required hereunder or under any other Notes Document to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any other Notes Document, notwithstanding anything to the contrary in this Indenture or any other Notes Document, the Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Collateral Agent shall be entitled to refrain from such Action unless and until the Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

(n)       Notwithstanding anything to the contrary in this Indenture or any other Notes Document, in no event shall the Collateral Agent be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the other Note Documents (including without limitation the filing or continuation of any Uniform Commercial Code financing or continuation statements or similar documents or instruments), nor shall the Collateral Agent be responsible for, and the Collateral Agent makes no representation regarding, the validity, effectiveness or priority of any of the Security Documents or the security interests or Liens intended to be created thereby.

(o)       Before the Collateral Agent acts or refrains from acting in each case at the request or direction of the Issuers or the Guarantors, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 13.04. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(p)       The Issuers, Parent Guarantor and Subsidiary Guarantors shall pay to the Collateral Agent such compensation, reimburse the Collateral Agent for expenses and indemnify the Collateral Agent all as set forth in Section 7.07 hereof.

Section 11.09. Reports and Certificates Relating to Collateral. (a) From the date on which this Indenture is qualified under the TIA, to the extent applicable, the Issuers shall cause TIA Section 313(b)(1), relating to reports, and TIA Section 314(d), relating to the release of property or securities subject to the Lien of the Note Security Documents, to be complied with.

(b)       Any release of Collateral permitted by Section 11.05 shall be deemed not to impair the Liens under this Indenture and the Security Agreement and the other Security Documents in contravention thereof. From the date on which this Indenture is qualified under the TIA, any certificate or opinion required under TIA Section 314(d) may be made by an officer or legal counsel, as applicable, of any Issuer except in cases where TIA Section 314(d) requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected by the Issuers.

(c)       From the date on which this Indenture is qualified under the TIA, notwithstanding anything to the contrary in this Section 11.09, the Issuers and the Guarantors shall not be required to comply with all or any portion of TIA Section 314(d) if they reasonably determine that under the terms of TIA Section 314(d) or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA Section 314(d) is inapplicable to any release or series of releases of Collateral. Without limiting the generality of the foregoing, each of the Issuers and the Guarantors may, subject to the other provisions of this Indenture, among other things, without any release or consent by the Trustee, the Collateral Agent or the Holders, conduct ordinary course activities with respect to the Collateral, including, (i) selling or otherwise disposing of, in any transaction or series of related transactions, any property or assets that is or has become worn out, defective, obsolete or not used or useful in the business of the Issuers and the Guarantors; (ii) abandoning, terminating, canceling, releasing or making alterations in or substitutions for any leases, contracts or other agreements or instruments; (iii) surrendering or modifying any franchise, license or permit that it may hold or own or under which it may be operating; (iv) altering, repairing, replacing, changing the location or position of or adding to its structures, machinery, systems, equipment, fixtures and appurtenances; (v) granting a license of any intellectual property; (vi) selling, transferring or otherwise disposing of inventory in the ordinary course of business; (vii) collecting accounts receivable in the ordinary course of business; (viii) making cash payments (including for the repayment of Indebtedness or payment of interest) from cash that is at any time part of the Collateral in the ordinary course of business; and (ix) abandoning any intellectual property that is no longer used or useful in the business of the Issuers and the Guarantors.

(d)       From the date on which this Indenture is qualified under the TIA, to the extent applicable, the Issuers will comply with the provisions of TIA Section 314(b), relating to opinions of counsel, except to the extent the Issuers reasonably determine such compliance is not required as set forth in the TIA or any other SEC regulation or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders.

Section 11.10. Security Documents. (a) To secure the full and punctual payment when due and the full and punctual performance of the obligations of the Issuers and Guarantors in respect of the Notes and this Indenture (including the Note Guaranties), the Issuers and Guarantors shall, on the Issue Date:

(i)       enter into the Security Agreement and other Security Documents creating Liens on all interests in assets and property owned by the Issuers and Guarantors (other than Excluded Collateral); and

(ii)       file, register or record all documents and instruments, including Uniform Commercial Code financing statements, required by applicable law or reasonably requested by the Trustee or the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and to perfect such Liens to the extent required by, and with the priority required by, the Security Documents or this Indenture (it being understood that neither the Trustee nor the Collateral Agent has any duty to make any such request.

(b)       No Issuer or Guarantor shall be required (A) to take steps to perfect the security interest in Excluded Accounts, (B) to take steps to perfect the security interests in property and assets (other than deposit, securities and commodities accounts) requiring perfection through control agreements to the extent a security interest therein cannot be perfected by the filing of a financing statement under the Uniform Commercial Code of any applicable jurisdiction, (C) to take steps to perfect the security interests granted by the Security Documents by indicating such security interest on the certificate of title for any motor vehicle asset or other asset that is covered by a certificate of title, (D) to take steps to perfect the security interest in letter of credit rights (other than the filing a financing statement under the Uniform Commercial Code of any applicable jurisdiction to the extent such security interest can be perfected by such filing), (E) to seek any third party consent, (F) to perfect the security interest in any commercial tort claims, (G) [Reserved] and (viii) to create or perfect security interests in particular assets if, and for so long as, the creation or perfection of such security interests would require a foreign law governed security or pledge agreement.

(c)       Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents entered into on the Effective Date or from time to time thereafter (including the provisions providing for the possession, use, release and foreclosure of Collateral) as each may be amended from time to time in accordance with their terms and this Indenture and the Security Documents.

(d)       Each Holder, by accepting the Notes, is deemed to acknowledge that, as more fully set forth in the Security Documents, the Collateral as now or hereafter constituted shall be for the benefit of all the Holders, the Collateral Agent, the Trustee and the other secured parties described in the Security Documents, and that the Lien granted in the Security Documents relating to the Notes in respect of the Trustee, the Collateral Agent, the Holders and such other secured parties is subject to and qualified and limited in all respects by the Security Documents and actions that may be taken thereunder.

Article XII
SATISFACTION AND DISCHARGE

Section 12.01. Satisfaction and Discharge. The Indenture and the other Note Documents shall upon an Issuer Order cease to be of further effect (except for the Issuers’ obligations under Section 7.07 and Section 12.03 hereof, the Issuers’ rights of optional redemption under Article III hereof, and the Trustee’s and the Paying Agent’s obligations under Section 12.02 and Section 12.03 hereof and except as provided in the penultimate paragraph of this Section 12.01) and the Trustee, at the expense of the Issuers, shall execute such instruments reasonably requested by the Issuer acknowledging satisfaction and discharge of the Indenture and the other Note Documents when

(a)       either

(i)       all Notes theretofore authenticated and delivered (other than (A) Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.09 and (B) Notes for whose payment money has been deposited in trust with the Trustee or any Paying Agent and thereafter paid to the Issuers or discharged from such trust) have been delivered to the Trustee for cancellation; or

(ii)       all such Notes not theretofore delivered to the Trustee for cancellation

(A)       have become due and payable;

(B)       shall become due and payable at their Stated Maturity within one year by reason of the giving of a notice of redemption or otherwise, or

(C)       are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers or any Guarantor, in the case of clause (A), (B) or (C) above, has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations or a combination of cash in U.S. dollars and U.S. Government Obligations, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of fixed maturity or redemption;

(b)       the Issuers, the Parent Guarantor or any Subsidiary Guarantor has paid or caused to be paid all sums then due and payable hereunder by the Issuers;

(c)       the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at fixed maturity or the redemption date, as the case may be; and

(d)       the Issuers have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of the Indenture and the other Note Documents (“Discharge”) have been satisfied.

Notwithstanding the satisfaction and discharge of the Indenture, the Issuers’ obligations in Sections 2.06, 2.07, 2.09, 2.14, 4.02, 7.07, 7.08, 12.02, 12.03, and Section 12.04, and the Trustee’s and Paying Agent’s obligations in Section 12.03 shall survive until the Notes are no longer outstanding. Thereafter, only the Issuers’ obligations in Sections 7.07 and 12.03 shall survive.

In order to have money available on a payment date to pay principal (and premium, if any, on) or interest on the Notes, the U.S. Government Obligations shall be payable as to principal (and premium, if any) or interest at least one Business Day before such payment date in such amounts as shall provide the necessary money. The U.S. Government Obligations shall not be callable at the issuer’s option.

Section 12.02. Application of Trust. All money deposited with the Trustee pursuant to Section 12.01 shall be held in trust and, at the written direction of the Issuers, be invested prior to maturity in U.S. Government Obligations, and applied by the Trustee in accordance with the provisions of the Notes and the Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for the payment of which money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

The Issuers and the Guarantors shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Obligations deposited pursuant to Section 12.01 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Section 12.03. Repayment of the Issuers. The Trustee and the Paying Agent shall promptly pay to the Issuers upon a written request any excess money or securities held by them at any time.

Subject to applicable escheat laws, the Trustee and the Paying Agent shall notify the Issuers of, and pay to the Issuers upon written request, any money held by them for the payment of principal, premium, if any or interest that remains unclaimed for two years after the date upon which such payment shall have become due; provided that the Issuers shall have either caused (at the Issuers’ expense) notice of such payment to be sent to each Holder of the Notes entitled thereto no less than 30 days prior to such repayment or within such period shall have published (at the Issuer’s expense) such notice in a financial newspaper of widespread circulation published in The City of New York, including, without limitation, The Wall Street Journal (national edition). After payment to the Issuers, Holders entitled to the money must look to the Issuers for payment as general creditors unless an applicable abandoned property law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease. In the absence of a written request from the Issuers to return unclaimed funds to the Issuers, the Trustee shall from time to time deliver all unclaimed funds to or as directed by applicable escheat authorities, as determined by the Trustee in its sole discretion, in accordance with the customary practices and procedures of the Trustee.

Section 12.04. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 12.01 by reason of any legal proceeding or by reason of any order or judgment of any court of governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’, the Parent Guarantor’s and Subsidiary Guarantors’ Obligations under the Indenture, the Notes and the Note Guaranties, as applicable, shall be revived and reinstated as though no deposit has occurred pursuant to Section 12.01 until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with Section 12.02; provided, however, that if the Issuers, the Parent Guarantor or the Subsidiary Guarantors have made any payment of interest or premium, if any, on or principal of any Notes because of the reinstatement of their Obligations, the Issuers, the Parent Guarantor or such Subsidiary Guarantors shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

Article XIII
MISCELLANEOUS

Section 13.01. Notices. Any notice or communication by the Issuers, the Trustee, the Collateral Agent or the Paying Agent to the others is duly given if in writing (in the English language) and delivered in person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuers, the Parent Guarantor or any Subsidiary Guarantor:

Cloud Peak Energy Inc.

Attention: Gil Nathan

606 Post Road E #624

Westport, CT 06880

If to the Trustee or the Collateral Agent:

Wilmington Savings Fund Society, FSB

500 Delaware Avenue

Wilmington, Delaware 19801

Attention: Cloud Peak 12% Second Lien Senior Secured Notes due 2025

If to the Paying Agent:

Wilmington Savings Fund Society, FSB

500 Delaware Avenue

Wilmington, Delaware 19801

Attention: Cloud Peak 12% Second Lien Senior Secured Notes due 2025

The Issuers, the Parent Guarantor, any Subsidiary Guarantor, the Trustee, the Collateral Agent or the Paying Agent, by notice to the others may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt is acknowledged, if sent by facsimile transmission; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. Notwithstanding the foregoing, notices to any of the Trustee, Collateral Agent and any other Agent shall be delivered upon actual receipt by the Trustee, Collateral Agent and such Agent.

Any notice or communication to a Holder of a Certificated Note shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication to the Holder of a Global Note shall be given in accordance with the applicable procedures of the Depositary. Any notice or communication shall also be so mailed to any Person described in TIA Section 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If either of the Issuers gives a notice or communication to Holders, it shall give a copy to the Trustee and each Agent at the same time.

Section 13.02. Communication by Holders of Notes with Other Holders of Notes. The Trustee is subject to TIA Section 312(b), and Holders may communicate pursuant thereto with other Holders with respect to their rights under the Indenture or the Notes. The Issuers, the

Parent Guarantor, the Subsidiary Guarantors, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

Section 13.03. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuers, the Parent Guarantor or any Subsidiary Guarantor to the Trustee to take any action under the Indenture, the Issuers, the Parent Guarantor or such Subsidiary Guarantors shall furnish to the Trustee:

(a)       an Officer’s Certificate (which shall include the statements set forth in Section 13.04 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in the Indenture relating to the proposed action have been satisfied; and

(b)       an Opinion of Counsel (which shall include the statements set forth in Section 13.04 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an Officer of an Issuer, the Parent Guarantor or any Subsidiary Guarantor may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or Opinion of Counsel may be based, and may state that it is so based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Officer or Officers of an Issuer, the Parent Guarantor or such Subsidiary Guarantor stating that the information with respect to such factual matters is in possession of an Issuer, the Parent Guarantor or such Subsidiary Guarantor, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate of opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under the Indenture, they may, but need not, be consolidated and form one instrument.

Section 13.04. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in the Indenture (other than a certificate provided pursuant to TIA Section 314(a)(4)) shall comply with the provisions of TIA Section 314(e) and shall include:

(a)       a statement that the person making such certificate or opinion has read such covenant or condition;

(b)       a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)       a statement that, in the opinion of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d)       a statement as to whether or not, in the opinion of such person, such condition or covenant has been complied with.

Section 13.05. No Personal Liability of Directors, Officers, Employees and Unitholders and No Recourse Against General Partner. No director, officer, employee, incorporator, member or stockholder of the Issuers, the Parent Guarantor or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Issuers, the Parent Guarantor or such Subsidiary Guarantor under the Indenture, the Notes, any Note Guaranty or any other Note Document or for any claim based on, in respect of, or by reason of, such obligations. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.06. No Adverse Interpretation of Other Agreements. The Indenture may not be used to interpret any other indenture, loan or debt agreement of the Parent Guarantor or any Subsidiary of the Parent Guarantor or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret the Indenture or the Note Guaranties.

Section 13.07. Successors. All agreements of the Issuers, the Parent Guarantor and the Subsidiary Guarantors in the Indenture, the Notes and the Note Guaranties shall bind their respective successors. All agreements of the Trustee in the Indenture shall bind its successors. Any act or proceeding pursuant to any provision of the Indenture authorized or required to be done or performed by any board, committee or officer of an Issuer shall and may be done and performed with like force and effect by the like board, committee or officer of any successor.

Section 13.08. Counterpart Originals. The parties may sign any number of copies of this Indenture, and each party hereto may sign any number of separate copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 13.09. Indenture and Notes to Be Construed in Accordance with the Laws of the State of New York; Waiver of Jury Trial. THIS INDENTURE, EACH NOTE AND THE NOTE GUARANTIES SHALL BE DEEMED TO BE NEW YORK CONTRACTS, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE. EACH OF THE ISSUERS, EACH GUARANTOR, THE TRUSTEE AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE OTHER NOTE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY

Section 13.10. Provisions Required by TIA to Control. If and to the extent that any provision of the Indenture limits, qualifies or conflicts with another provision included in the Indenture which is required to be included in an indenture qualified under the TIA by any of Sections 310 to 318, inclusive, of the TIA, such required provision shall control.

Section 13.11. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of Holders. The Registrar and any Paying Agent may make reasonable rules for their functions.

Section 13.12. Severability. In case any provision in the Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.13. Table of Contents, Headings, etc. The Table of Contents, Cross- Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of the Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties have executed this Indenture as of the date first written above.

CLOUD PEAK ENERGY RESOURCES LLC

By:	/s/ Heath Hill
Name: Heath Hill
Title: Chief Financial Officer

CLOUD PEAK ENERGY FINANCE CORP.

By:	/s/ Heath Hill
Name: Heath Hill
Title: Chief Financial Officer

CLOUD PEAK ENERGY INC.

By:	/s/ Heath Hill
Name: Heath Hill
Title: Chief Financial Officer

Signature Page to Indenture

ANTELOPE COAL LLC,

ARROWHEAD I LLC,

ARROWHEAD II LLC,

ARROWHEAD Ill LLC,

BIG METAL COAL CO. LLC,

CABALLO ROJO HOLDINGS LLC,

CABALLO ROJO LLC,

CLOUD PEAK ENERGY LOGISTICS LLC,

CLOUD PEAK ENERGY LOGISTICS I LLC,

CLOUD PEAK ENERGY SERVICES COMPANY,

CORDERO MINING HOLDINGS LLC,

CORDERO MINING LLC,

CORDERO OIL AND GAS LLC,

KENNECOTT COAL SALES LLC,

NERCO COAL LLC,

NERCO COAL SALES LLC,

NERCO LLC,

PROSPECT LAND AND DEVELOPMENT LLC,

RESOURCE DEVELOPMENT LLC,

SEQUATCHIE VALLEY COAL CORPORATION, SPRING CREEK COAL LLC,

WESTERN MINERALS LLC,

YOUNGS CREEK HOLDINGS I LLC,

YOUNGS CREEK HOLDINGS II LLC,

YOUNGS CREEK MINING COMPANY, LLC

as Subsidiary Guarantors

By:	/s/ Heath Hill
Name: Heath Hill
Title: Chief Financial Officer

Signature Page to Indenture

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee

By:	/s/ Geoffrey J. Lewis
Name: Geoffrey J. Lewis
Title: Vice President

Signature Page to Indenture

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Collateral Agent

By:	/s/ Geoffrey J. Lewis
Name: Geoffrey J. Lewis
Title: Vice President

Signature Page to Indenture

SCHEDULE A

Schedule of Subsidiary Guarantors

ANTELOPE COAL LLC

ARROWHEAD I LLC

ARROWHEAD II LLC

ARROWHEAD III LLC

BIG METAL COAL CO. LLC

CABALLO ROJO HOLDINGS LLC

CABALLO ROJO LLC

CLOUD PEAK ENERGY LOGISTICS LLC

CLOUD PEAK ENERGY LOGISTICS I LLC

CLOUD PEAK ENERGY SERVICES COMPANY

CORDERO MINING HOLDINGS LLC

CORDERO MINING LLC

CORDERO OIL AND GAS LLC

KENNECOTT COAL SALES LLC

NERCO COAL LLC

NERCO COAL SALES LLC NERCO LLC

PROSPECT LAND AND DEVELOPMENT LLC

RESOURCE DEVELOPMENT LLC

SEQUATCHIE VALLEY COAL CORPORATION

SPRING CREEK COAL LLC

WESTERN MINERALS LLC

YOUNGS CREEK HOLDINGS I LLC

YOUNGS CREEK HOLDINGS II LLC

YOUNGS CREEK MINING COMPANY, LLC

Schedule A

EXHIBIT A

FORM OF NOTE

[Face of Note]

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.*

CUSIP: 18911X AC1

12% Second Lien Senior Secured Notes due 2025

No. _______ $ _______

CLOUD PEAK ENERGY RESOURCES LLC

and

CLOUD PEAK ENERGY FINANCE CORP.

promise to pay to [Cede & Co.] or registered assigns, the principal sum of__________ dollars of the United States of America [or such greater or lesser amount as may from time to time due to (i) increases in the principal amount pursuant to Section 2.19 of the Indenture, (ii) [[amortization principal][redemption] pursuant to Section 3.07 or 2.19 of the Indenture] or (iii) exchanges of a part of this Global Note for an interest in another Global Note or for a Certificated Note, or exchanges of a part of another Global Note or Certificated Note for an interest in this Global

Exhibit A-2

Note, as endorsed on the Schedule of Changes in Principal Amount of the Global Note] on May 1, 2025.

Interest Payment Dates: May 1 and November 1 of each year with the first Interest Payment Date after the Effective Date being May 1, 2020

Record Dates: April 15 and October 15

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authorization hereon has been duly executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit of the Indenture or be valid or obligatory for any purpose.

CLOUD PEAK ENERGY RESOURCES LLC		CLOUD PEAK ENERGY FINANCE CORP.

By:		By:
	Name:		Name:
	Title:		Title:

Certificate of Authentication:

This is one of the Notes referred to in the within-mentioned Indenture.

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee

By:
Authorized Signatory

Date of Authentication: __________, ___, ________

_____________________

*This is included in Global Notes only.

Exhibit A-3

[Back of Note]

12% Second Lien Senior Secured Notes due 2025

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.       Interest. Subject to Section 2.19 of the Indenture, Cloud Peak Energy Resources LLC, a Delaware limited liability company (the “Company”), and Cloud Peak Energy Finance Corp., a Delaware corporation (the “Co-issuer” and, together with the Company, the “Issuers”), promise to pay interest on the principal amount of this Note at 12% per annum. The Issuers will pay interest semi-annually on May 1 and November 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from December 17, 2019; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date after the Effective Date shall be May 1, 2020. The Issuers shall pay interest on overdue principal and premium, if any, from time to time on demand at the rate then in effect; the Issuers shall pay interest on overdue installments of interest, without regard to any applicable grace periods, from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year comprised of twelve 30- day months.

2.       Method of Payment. Subject to Section 2.19 of the Indenture, the Issuers will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the April 15 or October 15 next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and interest at the office or agency of the Paying Agent maintained for such purpose in the contiguous United States, or, at the option of the Issuers, such payments may be made by check mailed to the Holders at their addresses set forth in the Register, and provided that payment by wire transfer of immediately available funds will be required with respect to principal of, interest and premium on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuers or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.       Paying Agent and Registrar. Initially, Wilmington Savings Fund Society, FSB, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change any Paying Agent or Registrar without prior notice to any Holder. The Issuers, the Parent Guarantor or any of their Subsidiaries may act in any such capacity.

4.       Indenture. The Issuers issued the Notes under an Indenture dated as of October 17, 2016 (as amended and restated on December 17, 2019) among the Issuers, the Parent Guarantor, the Subsidiary Guarantors named therein and the Trustee. The terms of the Notes

Exhibit A-4

include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code Sections 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling to the extent permitted by law.

5.       Optional Redemption. Subject to the additional terms and conditions set forth in the Indenture, the Issuers may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed (including PIK Interest) plus accrued and unpaid interest to, but excluding, the applicable redemption date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date).

6.       Mandatory Redemption. Except as set forth in paragraph 7 below, the Issuers shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes or to repurchase the Notes at the option of the Holders.

7.       Accumulated Debt Service Account Balance. If 30 Business Days prior to any Interest Payment Date, after deducting any interest payment on the Notes due on such Interest Payment Date, the aggregate accumulated balance in the Debt Service Account equals or exceeds $250,000 (the “Accumulated Debt Service Account Balance”), the Company shall give on such date 30 Business Days prior to such Interest Payment Date notice of a mandatory redemption of Notes pursuant to Section 3.03 of the Indenture (with a redemption date as of such Interest Payment Date) having a principal amount (including any PIK Interest) equal to 100% of the Accumulated Debt Service Account Balance on such Interest Payment Date less the amount of interest due on such Interest Payment Date in respect of the immediately preceding interest period, rounded down to the nearest $1.00.

8.       Notice of Redemption. Notice of redemption will be given at least 15 days but not more than 60 days before the redemption date (or, in the case of a redemption pursuant to Section 2.19 of the Indenture, 30 days before the redemption date) to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be given more than 60 days prior to a redemption date if the notice is issued in connection with a Legal Defeasance, Covenant Defeasance or Discharge. Notes in denominations larger than $1.00 or multiples of $1.00 in excess thereof (and, if PIK Interest has been paid, in minimum denominations of $1.00 or an integral multiple of $1.00 in excess thereof) may be redeemed in part unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption unless the Issuers default in making such redemption payment.

9.       Denominations, Transfer, Exchange. The Notes are in fully registered form without coupons in minimum denominations of $1.00 or multiples of $1.00 in excess thereof (and, if PIK Interest has been paid, in minimum denominations of $1.00 or an integral multiple of $1.00 in excess thereof). The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers

Exhibit A-5

may require a Holder to pay any transfer tax or similar governmental charge required by law or permitted by the Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the portion of any Note being redeemed in part that is not being redeemed. Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes for redemption or during the period between a Regular Record Date and the corresponding Interest Payment Date.

10.       Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

11.       Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes, and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes. Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented for any of the purposes set forth in Section 9.01 of the Indenture, including, without limitation, to cure any ambiguity, defect, omission or inconsistency; to make, complete or confirm any grant of Collateral permitted or required by any of the Note Documents; in the event that PIK Notes are issued in certificated form, to establish minimum redemption amounts for certificated PIK Notes; to release, discharge, terminate or subordinate Liens on Collateral in accordance with the Note Documents and to confirm and evidence any such release, discharge, termination or subordination; and to make any other change that does not materially and adversely affect the rights of any Holder.

12.       Defaults and Remedies. Events of Default include in summary form: (i) default in the payment of the principal of any Note when the same becomes due and payable at final maturity, upon acceleration or redemption, or otherwise; (ii) default in the payment of interest on any Note when the same becomes due and payable, and the default continues for a period of 30 days; (iii) failure by the Issuers or any Guarantor to comply with Section 5.01 of the Indenture; (iv) default by the Issuers of the Parent Guarantor in the performance of or breach any other of its covenants or agreements in the Indenture, under the Notes or under the other Note Documents (other than a default specified in clause (i), (ii) or (iii) above) and the default or breach continues for a period of 60 consecutive days (or 90 consecutive days in the case of a failure to comply with the reporting obligations described in Section 4.17 of the Indenture) after written notice to the Issuers by the Trustee or to the Issuers and the Trustee by the Holders of 51% or more in aggregate principal amount of the Notes; (v) with respect to any Debt of the Parent Guarantor or any of its Significant Restricted Subsidiaries having an outstanding principal amount of $1.0 million or more in the aggregate for all such Debt of all such Persons (a) an event of default that results in such Debt being due and payable prior to its scheduled maturity or (b) the failure to make a principal payment on such Debt when due and such defaulted payment is not made, waived or extended within the applicable grace period; (vi) one or more final judgments or orders for the payment of money rendered against the Parent Guarantor or any of its Restricted Subsidiaries and not paid or discharged, and there is a period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $50.0 million (in excess of amounts which the Parent Guarantor’s insurance carriers have agreed to pay under

Exhibit A-6

applicable policies) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect; (vii) certain bankruptcy defaults with respect to the Parent Guarantor or any Significant Restricted Subsidiary; (viii) any Note Guaranty ceases to be in full force and effect, other than in accordance the terms of the Indenture, or a Guarantor denies or disaffirms its obligations under its Note Guaranty; (ix) the occurrence of the following: (a) except as permitted by the Note Documents, any Note Document establishing the Liens securing a Secured Obligation ceases for any reason to be enforceable (except where the sole result of the failure of one or more Note Documents to be fully enforceable is that any Lien purported to be granted under such Note Documents on Collateral, individually or in the aggregate, having a fair market value of not more than $5.0 million, ceases to be an enforceable and perfected Lien; provided that if such failure is susceptible to cure, no Event of Default shall arise with respect thereto until 30 days after any officer of the Company or any Restricted Subsidiary becomes aware of such failure, which failure has not been cured during such time period); (b) [Reserved]; and (c) any Issuer or Guarantor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of such Issuer or Guarantor set forth in or arising under any Note Document establishing Liens for the Secured Obligations.

If any Event of Default (other than an Event of Default specified in the preceding clause (vii) that occurs with respect to the Parent Guarantor or the Company) occurs and is continuing, the Trustee or the Holders of at least 51% in aggregate principal amount of the Notes then outstanding, by written notice to the Issuers (and to the Trustee if the notice is given by the Holders), may declare the principal of and accrued interest on the Notes to be immediately due and payable. Upon any such declaration, the Notes shall become due and payable immediately. Notwithstanding the foregoing, if an Event of Default specified in the preceding clause (vii) occurs with respect to the Parent Guarantor or the Company, all outstanding Notes shall be due and payable immediately without further action or notice. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in principal amount of the then outstanding Notes by written notice to the Issuers and to the Trustee may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived and the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal or premium, if any, of the Notes. The Company is required to deliver to the Trustee annually an Officer’s Certificate regarding compliance with the Indenture, and each Issuer is required, within 30 days of becoming aware of any Default, to notify the Trustee of such Default and what action it proposes to take with respect thereto.

Exhibit A-7

13.       Trustee Dealings with Parent Guarantor. The Trustee, in its commercial banking or any other capacity, may make loans to, accept deposits from, and perform services for the Parent Guarantor or its Affiliates, and may otherwise deal with the Parent Guarantor or its Affiliates, as if it were not the Trustee.

14.       Personal Liability of Directors, Officers, Employees and Unitholders. No past, present or future director, officer, employee, incorporator, member or stockholder of the Issuers, the Parent Guarantor or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Issuers, the Parent Guarantor or the Subsidiary Guarantors under the Notes, any Note Guaranty, the Indenture or any other Note Document, or for any claim based on, in respect of, or by reason of, such obligations. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

15.       Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16.       Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17.       CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture.

Requests may be made to:

Cloud Peak Energy Inc.

Attention: Gil Nathan

606 Post Road E #624

Westport, CT 06880

Exhibit A-8

ASSIGNMENT

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to:

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type name, address and zip code of assignee)

and irrevocably appoint_______________________________________________________________________________ to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as name appears on the other side of this Note)

Signature Guarantee*

___________

*	NOTICE: The Signature must be guaranteed by an Institution which is a member of one of the following recognized signature Guarantee Programs:

(i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP); or (iv) in such other guarantee program acceptable to the Trustee.

Exhibit A-9

SCHEDULE OF CHANGES IN PRINCIPAL AMOUNT OF THE GLOBAL NOTE†

The following changes in the principal amount of the Global Notes due to (i) increases in the principal amount pursuant to Section 2.19, (ii) redemptions pursuant to Section 3.01, (iii) exchanges of a part of this Global Note for an interest in another Global Note or for a Certificated Note, or (iv) exchanges of a part of another Global Note or Certificated Note for an interest in this Global Note, have been made:

Date of Change	Signature of authorized signatory of Trustee or Note Custodian	Amount of decrease in Principal amount of this Global Note	Amount of increase in Principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase

____________________

†This schedule should only be included if the Note is issued in global form.

Exhibit A-10

EXHIBIT B

FORM OF NOTATION OF NOTE GUARANTY

Subject to the limitations set forth in the Indenture (the “Indenture”) referred to in the Note upon which this notation is endorsed, Cloud Peak Energy Inc., a Delaware corporation (hereinafter referred to as the “Parent Guarantor,” which term includes any successor) and each of the entities listed on Schedule A thereto (hereinafter referred to as the “Subsidiary Guarantors,” which term includes any successor or additional Subsidiary Guarantor under the Indenture) (i) has unconditionally guaranteed: (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes, whether at the Stated Maturity or interest payment or mandatory repurchase date, by acceleration, redemption or otherwise, (b) the due and punctual payment of interest on the overdue principal of, premium, if any, and interest, to the extent lawful, on the Notes, (c) the due and punctual payment or performance of all other Obligations of the Issuers to the Holders, the Trustee or the Collateral Agent, all in accordance with the terms set forth in the Indenture, and (d) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, the prompt payment in full thereof when due or performance thereof in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise and (ii) have agreed to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee, any Holder or the Collateral Agent in enforcing any rights under the Note Guaranties.

The Note Guaranties are subject to the limitations set forth in the Indenture, including Article X thereof.

No director, officer, employee, incorporator, member or stockholder, as such, past, present or future, of the Parent Guarantor or any of the Subsidiary Guarantors shall have any liability for any Obligations of the Issuers, the Parent Guarantor or the Subsidiary Guarantors under the Notes, any Note Guaranty or the Indenture, or for any claim based on, in respect of, or by reason of, such Obligations.

The Note Guaranties shall be binding upon the Parent Guarantor, each Subsidiary Guarantor and their respective successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party under the Indenture shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions thereof.

No Note Guaranty shall be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this notation of Note Guaranty is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.

The Parent Guarantor and the Subsidiary Guarantors may be released from their respective Note Guaranties upon the terms and subject to the conditions provided in the Indenture.

Exhibit B-1

CLOUD PEAK ENERGY INC. as Parent Guarantor

By:
Name:
Title:

ANTELOPE COAL LLC,

ARROWHEAD I LLC,

ARROWHEAD II LLC,

ARROWHEAD III LLC,

BIG METAL COAL CO. LLC,

CABALLO ROJO HOLDINGS LLC,

CABALLO ROJO LLC,

CLOUD PEAK ENERGY LOGISTICS LLC,

CLOUD PEAK ENERGY LOGISTICS I LLC,

CLOUD PEAK ENERGY SERVICES COMPANY,

CORDERO MINING HOLDINGS LLC,

CORDERO MINING LLC,

CORDERO OIL AND GAS LLC,

KENNECOTT COAL SALES LLC,

NERCO COAL LLC,

NERCO COAL SALES LLC NERCO LLC,

PROSPECT LAND AND DEVELOPMENT LLC,

RESOURCE DEVELOPMENT LLC,

SEQUATCHIE VALLEY COAL CORPORATION,

SPRING CREEK COAL LLC,

WESTERN MINERALS LLC,

YOUNGS CREEK HOLDINGS I LLC,

YOUNGS CREEK HOLDINGS II LLC,

YOUNGS CREEK MINING COMPANY, LLC,

as Subsidiary Guarantors

By:
Name:
Title:

Exhibit B-2

EXHIBIT C

FORM OF SUPPLEMENTAL INDENTURE

This [              ] SUPPLEMENTAL INDENTURE, dated as of _____________, __, ____, is among Cloud Peak Energy Resources LLC, a Delaware limited liability company (the “Company”), Cloud Peak Energy Finance Corp., a Delaware corporation (the “Co-issuer” and, together with the Company, the “Issuers”), each of the parties identified under the caption “Subsidiary Guarantors” on the signature page hereto (the “Subsidiary Guarantors”) and Wilmington Savings Fund Society, FSB, a federal savings bank, as Trustee and as Collateral Agent.

RECITALS

WHEREAS, the Issuers, Cloud Peak Energy Inc., the initial Subsidiary Guarantors, the Trustee and the Collateral Agent, entered into an Indenture, dated as of October 17, 2016 and amended and restated as of December 17, 2019 (as may be further supplemented or amended, the “Indenture”), pursuant to which the Issuers have issued $[ ] in principal amount of 12% Second Lien Senior Secured Notes due 2025;

WHEREAS, Section 9.01 of the Indenture provides that the Issuers, the Trustee and the Collateral Agent may amend or supplement the Indenture in order to add one or more Subsidiary Guarantors pursuant to Section 4.13 or 5.01(e) thereof, without the consent of the Holders of the Notes; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the Certificate of Incorporation and the Bylaws (or comparable constituent documents) of the Issuers, of the Subsidiary Guarantors, of the Parent Guarantor, of the Trustee and the Collateral Agent necessary to make this Supplemental Indenture a valid instrument legally binding on the Issuers, the Subsidiary Guarantors, the Trustee and the Collateral Agent, in accordance with its terms, have been duly done and performed.

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Issuers, the Subsidiary Guarantors, the Parent Guarantor, the Trustee and the Collateral Agent covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

ARTICLE 1

This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Issuers, the Subsidiary Guarantors, the Trustee and the Collateral Agent.

Exhibit C-1

ARTICLE II

From this date, in accordance with Section 4.13 or 5.01(e) and by executing this Supplemental Indenture, the Subsidiary Guarantors whose signatures appear below are subject to the provisions of the Indenture to the extent provided for in Article X thereunder.

ARTICLE III

Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Indenture.

The Trustee and the Collateral Agent accept the amendments of the Indenture effected by this Supplemental Indenture and agree to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee and the Collateral Agent, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee and the Collateral Agent shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuers and the Subsidiary Guarantors, and neither the Trustee nor the Collateral Agent makes any representation with respect to any such matters. Additionally, the Trustee and the Collateral Agent make no representations as to the validity or sufficiency of this Supplemental Indenture.

THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.

[NEXT PAGE IS SIGNATURE PAGE]

Exhibit C-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

CLOUD PEAK ENERGY RESOURCES LLC AS AN ISSUER
By:
Name:
Title:

CLOUD PEAK ENERGY FINANCE CORP., AS AN ISSUER
By:
Name:
Title:

PARENT GUARANTOR [________________________]

Name: Title:

SUBSIDIARY GUARANTORS [________________________]

By:
Name:
Title:

WILMINGTON SAVINGS FUND SOCIETY, FSB, AS TRUSTEE

By:
Name:
Title:

Exhibit C-3

WILMINGTON SAVINGS FUND SOCIETY, FSB, AS COLLATERAL AGENT
By:
Name:
Title:

Exhibit C-4